EXHIBIT 99.2

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

among

MISSION RESOURCES CORPORATION,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

FARALLON ENERGY LENDING, L.L.C.,

as Arranger

JEFFERIES & COMPANY, INC.,

as Syndication Agent

and

WELLS FARGO FOOTHILL, INC.,

as Administrative Agent

Dated as of June 5, 2003

i

(continued)

(continued)

(continued)

SCHEDULES:

1.1	Commitments
1.2	Designated Account
1.3	Mortgages
1.4	Payment Office
1.5	Basis Differential
2.15(a)	Cash Management
3.1(b)	Disposition
3.8	Real Property
3.15	Subsidiaries
3.19(a)-1	UCC Filing Jurisdictions
3.19(a)-2	UCC Financing Statements Assigned on Original Closing Date
3.19(a)-3	UCC Financing Statements to be Terminated on Original Closing Date
3.19(b)	Mortgage Filing Jurisdictions
3.20	Gas Imbalances
3.22	Insurance/Bonds
3.23	Hedging Agreements
3.24	Long Term Marketing Contracts
3.27	Locations of Inventory and Equipment
3.29	Location of Chief Executive Office; FEIN; Commercial Tort Claims
3.31	DDA’s
3.32	Material Contractual Obligations
6.1(d)	Existing Indebtedness

EXHIBITS:
A	Form of Borrowing Notice
B	Form of Compliance Certificate
C	Form of Third Amended, Restated and Consolidated Guaranty and Collateral Agreement
D	Form of Mortgage Amendment
E	Form of Note
F	Form of Exemption Certificate
G-1	Form of Closing Certificate
G-2	Form of Secretary’s Certificate
H	Form of Legal Opinion of Porter & Hedges, L.L.P.
I	Form of Legal Opinion of Schully, Roberts, Slattery, Jaubert & Marino
J	Form of Assignment and Acceptance
K	Form of Purchase and Sale Agreement

v

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 5, 2003, is among MISSION RESOURCES CORPORATION, a corporation formed under the laws of the State of Delaware (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), FARALLON ENERGY LENDING, L.L.C., as sole advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), JEFFERIES & COMPANY, INC., as the syndication agent (in such capacity, the “Syndication Agent”) and WELLS FARGO FOOTHILL, INC., formerly known as Foothill Capital Corporation, as the administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, certain lenders party thereto (the “Existing Lenders”), the Arranger, the Syndication Agent and the Administrative Agent entered into the Amended and Restated Credit Agreement, dated as of March 28, 2003 (the “Existing Credit Agreement”), which amended and restated the Credit Agreement, dated as of May 16, 2001, as amended, by and among the Borrower, the financial institutions party thereto, The Chase Manhattan Bank, as administrative agent, BNP Paribas, as syndication agent, and First Union National Bank and Fleet National Bank, as co-documentation agents;

WHEREAS, pursuant to the Existing Credit Agreement, the Existing Lenders made a term loan to the Borrower in an aggregate principal amount equal to $80,000,000 and agreed that such Existing Lenders on or after the Original Closing Date (as hereafter defined) may, at their discretion, make additional term loans to the Borrower in an aggregate principal amount not to exceed $10,000,000;

WHEREAS, pursuant to the Existing Credit Agreement and the other Loan Documents (as hereafter defined), each Loan Party (as hereafter defined) granted a lien on and security interest in substantially all of its assets, including, without limitation, substantially all of its Oil and Gas Properties (as hereafter defined), to secure its Obligations (as hereafter defined), to the Lenders, the Administrative Agent and any affiliate of the Administrative Agent providing Bank Products (as hereafter defined) to the Borrower or any of its subsidiaries;

WHEREAS, the Borrower has requested the Administrative Agent to arrange, and the Revolving Loan Lenders (as hereafter defined) have agreed to provide, a revolving credit facility, including a subfacility for letters of credit, to the Borrower on the terms and conditions set forth in this Second Amended and Restated Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the Maximum Revolver Amount (as hereafter defined); and

WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement in order to make and continue to make the Loan Facilities (as hereafter defined) available upon the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree to amend and restate the Existing Credit Agreement as follows:

SECTION 1. DEFINITIONS

1.1     Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“10-7/8% Notes”: the 10-7/8% Senior Subordinated Notes due 2007 of the Borrower.

“ACH Transactions”: any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of the Borrower or its Subsidiaries.

“Acceptable Oil and Gas Hedging Contract”: an Oil and Gas Hedging Contract (i) with Wells Fargo or any of its affiliates or (ii) (a) with a counterparty reasonably acceptable to the Administrative Agent, (b) pursuant to an agreement the terms of which are reasonably acceptable to the Administrative Agent, and (c) the arrangements of which are otherwise reasonably acceptable to the Administrative Agent.

“Accounting Change”: as defined in Section 9.16.

“Activation Notice”: as defined in Section 2.15(b).

“Additional Budget”: as defined in Section 5.2(c).

“Additional Commitment”: as to any Lender, the obligation, if any, of such Lender to make a Loan to the Borrower pursuant to Section 2.1(b)(ii) in a principal amount not to exceed the amount set forth under the heading “Additional Commitments” opposite such Lender’s name on Schedule 1.1 attached hereto, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, as such commitments may from time to time be reduced pursuant to Section 2.1(b)(ii). The original aggregate amount of the Additional Commitments is $10,000,000.

“Additional Deferred Financing Fee”: as defined in Section 2.5(b).

“Additional Loans”: as defined in Section 2.1(b)(ii).

“Adjusted PV-10 Value”: an aggregate net present value of Oil and Gas Properties of the Borrower and its Subsidiaries calculated before income taxes and discounted at 10% in accordance with the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the SEC, provided that in calculating such net present value, pricing for the first three years will be equal to the price for crude oil and natural gas as quoted on the NYMEX (held flat after the first three years at the average strip pricing for the third year of such three-year period), determined as of the date as of which such calculation is being made and adjusted for historical Basis Differentials, and using the following risk factors on proved reserve categories: Proved Developed Producing Reserves: 100%, Proved Developed Non-Producing Reserves: 75%, Proved Undeveloped Reserves: 50%, possible reserves: 0% and probable reserves: 0%.

“Administrative Agent”: as defined in the preamble hereto.

“Advances”: as defined in Section 2.1(a).

“Affected Lender”: as defined in Section 2.13.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Lender shall be deemed to be an Affiliate of the Loan Parties.

“Agent-Related Persons”: each of the Agents together with their respective affiliates, officers, directors, employees, and agents.

“Agent Advances”: as defined in Section 2.2(f).

“Agent Reserve”: as defined in Section 2.1(a)(ii).

“Agents”: the collective reference to the Syndication Agent, the Arranger and the Administrative Agent.

“Agreement”: this Second Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Interest Rate”: (a) during the First Period, 12.0% per annum and (b) during the Second Period, 13.0% per annum.

“Applicable Prepayment Premium”: as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement and up to, but not including, the date that is the first anniversary of the Closing Date, 3.0% times the Maximum Revolver Amount, (b) during the period of time from and including the date that is the first anniversary of the Closing Date and up to, but not including, the date that is the second anniversary of the Closing Date, 2.0% times the Maximum Revolver Amount and (c) during the period of time from and including the date that is the second anniversary of the Closing Date and up to, but not including, the third anniversary of the Closing Date, 1.0% times the Maximum Revolver Amount.

“Approved Engineers”: Netherland Sewell & Associates, Inc. or another independent petroleum engineering firm of recognized national standing as may be selected by the Borrower with the prior consent of the Administrative Agent and the Majority Lenders.

“Arranger”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (a), (b), (c), (e), (f), (h), (i) and (j) of Section 6.4 and any Disposition of Property in connection with a Recovery Event).

“Assignee”: as defined in Section 9.6(c).

“Assignment and Acceptance”: as defined in Section 9.6(c).

“Assignor”: as defined in Section 9.6(c).

“Authorized Person”: any officer or other employee of the Borrower or any Guarantor.

“Availability”: as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that the Borrower is entitled to borrow as Advances under Section 2.1(a) (after giving effect to all then outstanding Obligations (other than Bank Product Obligations and the Term Loan Obligations) and all sublimits and Agent Reserves applicable hereunder).

“Bank Product Agreements”: those certain agreements entered into from time to time by Borrower or its Subsidiaries in connection with any of the Bank Products.

“Bank Product Obligations”: all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to Wells Fargo or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries is obligated to reimburse to any member of the Lender Group as a result of any member of the Lender Group purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or its Subsidiaries pursuant to the Bank Product Agreements.

“Bank Product Reserve”: means, as of any date of determination, the amount of reserves that the Administrative Agent has established (based upon Wells Fargo’s or its Affiliate’s reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

“Bank Products”: any service, facility or financial accommodation extended to Borrower or its Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards,

(d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedging Agreements.

“Bankruptcy Event”: as defined in Section 7(f).

“Base Rate”: the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

“Base Rate Margin”: 0.50%.

“Basis Differential”: in the case of any Oil and Gas Property, the difference between the NYMEX futures contract prices and the sales prices at the delivery point where the oil or gas, as the case may be, produced by such Oil and Gas Property, is sold.

“Benefitted Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: a borrowing hereunder consisting of (i) Advances made on the same day by the Revolving Loan Lenders (or the Administrative Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or (ii) the Initial Loans or the Additional Loans made by the Term Loan Lenders in the case of a Term Loan, or (iii) Advances by the Administrative Agent in the case of an Agent Advance.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit A, delivered to, and received by, the Administrative Agent.

“Budget”: the Initial Budget together with each Additional Budget.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to close.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that “Capital Expenditures” shall exclude expenditures of property and casualty insurance or any award or other compensation with respect to any condemnations of property (or any transfer or disposition of property in lieu of condemnation), in compliance with Section 5.5(c).

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), and any and all warrants, rights, options or other equivalents to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) fully collateralized repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to marketable securities issued or fully guaranteed or insured by the United States government and backed by the full faith and credit of the United States; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) marketable debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which are at least 95% invested in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Account”: as defined in Section 2.15(a).

“Cash Management Agreements”: those certain cash management service agreements, in form and substance satisfactory to the Administrative Agent, each of which is among the Borrower or any Guarantor, the Administrative Agent and one of the Cash Management Banks.

“Cash Management Bank”: as defined in Section 2.15(a).

“Casualty Event”: any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $1,000,000.

“Change of Control”: the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45% of the total voting power of the Voting Stock of the Borrower; (b) the merger or consolidation of the Borrower with or into another Person or the merger or consolidation of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower to another Person, and, in the case of any such merger or consolidation, the Voting Stock of the Borrower that is outstanding immediately prior to such transaction and is changed into or exchanged for cash, securities or property, unless pursuant to such transaction such Voting Stock is changed or exchanged for, in addition to any other consideration, securities of the surviving Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; (c) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (d) the Borrower ceases to directly own and control 100% of the Capital Stock of each of its Subsidiaries (other than the Immaterial Subsidiary) outstanding as of the Closing Date.

“Cleanup Period”: if either any principal of the Term Loans is outstanding or the Additional Commitments have not been terminated or reduced to zero, then each of the following shall constitute a Cleanup Period: (a) if the sum of (x) the aggregate outstanding principal amount of the Advances plus (y) the amount of the Letter of Credit Usage in excess of $1,000,000, exceeds $3,000,000 for each day during any period of 90 consecutive days, the Cleanup Period is the 30-day period commencing immediately after the expiration of such 90-day period, or (b) unless one or more of the Loan Parties (that is not the Immaterial Subsidiary) has consummated an acquisition of Oil and Gas Properties with an aggregate purchase price of $8,000,000 or more during the immediately preceding 90 days, the Cleanup Period is the one day period immediately following any required payment on the Subordinate Indebtedness.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be not later than June 26, 2003.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collections”: all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of any Loan Party.

“Commitment”: with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and with respect to all Lenders, all of their Revolver Commitments, all of their Term Loan Commitments, or all of their Total Commitments, as the context requires, in each case as such dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.1 or the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 9.6, in each case, as such amounts may have been reduced or terminated as permitted or required hereby.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Concentration Account”: as defined in Section 2.15(a).

“Concentration Account Bank”: as defined in Section 2.15(a).

“Confidentiality Obligations”: as defined in Section 9.14.

“Confidentiality Regulation”: as defined in Section 9.14.

“Consent Side Letters”: as defined in Section 4.1(q).

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent taken into account in determining Consolidated Interest Expense), (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of: (a) the Consolidated EBITDA of the Borrower during such period plus, for each applicable test period ended on March 31, June 30, September 30, and December 31, of calendar years 2003 and 2004, $12,000,000 to (b) the sum of (i) the Capital Expenditures for the Borrower and its consolidated Subsidiaries during such period plus (ii) the income tax expense of the Borrower and its consolidated Subsidiaries for such period to the extent paid (or required to be paid) in cash during such period plus (iii) the Consolidated Interest Expense of the Borrower and its consolidated Subsidiaries for such period to the extent paid (or required to be paid) in cash during period.

“Consolidated Interest Expense”: of any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: with respect to the Borrower and its consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a consolidated Subsidiary, as the case may be; (ii) the net income (but not the loss) to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or other organizational documents or any agreement, instrument or Governmental Requirement applicable to such consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; and (iv) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets.

“Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director of the Borrower, if, in each case, such other director is appointed by at least 66-2/3% of the then Continuing Directors or such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement”: a control agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by the applicable Loan Party, the Administrative Agent and the applicable securities intermediary with respect to a Securities Account (as defined in the UCC) or bank with respect to a deposit account, other than a Cash Management Agreement.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Daily Balance”: with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA”: any checking or other demand deposit account maintained by any Loan Party or any of its Subsidiaries

“Dedicated Free Cash”: as to the Borrower and its consolidated Subsidiaries, one-half of the amount by which the Discretionary Cash Flow for the fiscal year of the Borrower ending December 31, 2003 exceeds $35,000,000.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate”: (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances (inclusive of the Base Rate Margin applicable thereto).

“Deferred Financing Fee”: as defined in Section 2.5(b).

“Deferred Financing Fee Payment Date”: as defined in Section 2.5(b).

“Derivatives Counterparty”: as defined in Section 6.5.

“Designated Account”: that certain check or other demand deposit account maintained by the Borrower identified on Schedule 1.2.

“Designated Account Bank”: the bank identified on Schedule 1.2.

“Disclosure Documents”: as defined in Section 3.26.

“Discretionary Cash Flow”: as to the Borrower and its consolidated Subsidiaries (a) the Consolidated EBITDA of the Borrower for the fiscal year ending December 31, 2003 minus (b) the sum of (i) the Consolidated Interest Expense of the Borrower and its consolidated Subsidiaries for such fiscal year to the extent paid (or required to be paid) in cash during such fiscal year and (ii) the income tax expense of the Borrower and its consolidated Subsidiaries for such fiscal year to the extent paid (or required to be paid) in cash during such fiscal year.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (but excluding the creation of any Lien or the payment of any cash in the ordinary course of business and not otherwise prohibited by Sections 6.5, 6.6 or 6.7); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in common stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to, or within two years after, the Original Closing Date.

“Dollars” and “$”: lawful currency of the United States of America.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 1100 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Materials of Environmental Concern), and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excepted Liens”: (i) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP and do not constitute an Event of Default; (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, including lessee or operator obligations under Governmental Requirements related to the ownership, exploration and production of oil, gas and minerals on private, state, federal or foreign lands or waters, each of which is in respect of obligations that have not been outstanding more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) Liens which (A) arise in the ordinary course of business pursuant to Governmental Requirements or under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and (B) are for claims which either are not delinquent or are being contested in good faith by appropriate proceedings and as to which the Borrower or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (v) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that (A) no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depository in excess of those set forth by regulations promulgated by Board of Governors of the Federal Reserve System, and (B) no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (vi) non-consensual defects in title (which might otherwise constitute Liens) to the Properties of the Borrower or any of its Subsidiaries (including Oil and Gas Properties) arising in the ordinary course of the Borrower’s or such Subsidiary’s business or incidental to the ownership of their respective Properties, including, without limitation, easements, restrictions, servitudes, permits, conditions, covenants, exceptions, zoning restrictions and reservations for purposes of roads, pipelines, transmission lines, transportation lines, distributions lines for the removal of Hydrocarbons or other minerals or timber and other like purposes; provided that (A) no such Liens shall secure the payment of Indebtedness or shall, individually or in the aggregate, materially detract from the value or marketability of such Property subject thereto or materially impair the use or operation thereof in the operation of the business of the Borrower or such Subsidiary and (B) in the case of Oil and Gas Properties, such Liens are reasonably acceptable to the Administrative Agent; (vii) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (viii) judgment Liens not giving rise to an Event of Default, provided that (A) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired and (B) no action to enforce such Lien has been commenced; and (ix) Liens limited solely to insurance policies for unearned insurance premiums payable under such policies.

“Excess Availability”: the amount, as of the date any determination thereof is to be made, equal to (a) the sum of (i) the lesser of (x) $3,000,000 and (y) the Borrowing Base plus (ii) cash and Cash Equivalents of the Borrower and the Guarantors subject to a Cash Management Agreement or a Control Agreement, minus (b) the sum of (i) the aggregate principal amount of outstanding Advances, plus (ii) the Letter of Credit Usage, plus (iii) the aggregate amount, if any, of all trade payables of the Borrower and the Guarantors (including, without limitation, any production taxes or royalty payments) 45 days past due and all book overdrafts with respect thereto, plus (iv) the aggregate amount of interest payable on the Term Loans and the Subordinate Indebtedness accrued to the date of determination.

“Exchange Act”: the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Counterparty”: the counterparties under the Existing Hedge Agreements.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Lenders”: as defined in the recitals hereto.

“Existing Oil and Gas Hedging Contracts”: as defined in Section 3.23.

“Farallon”: Farallon Capital Management, LLC.

“Farallon Entity”: any of Farallon Capital Management, LLC, Farallon Energy Lending, L.L.C., Farallon Partners, LLC and any entity under common control with any of the foregoing.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve

Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Wells Fargo at its principal office in San Francisco, from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain fee letter, dated as of March 28, 2003, between the Borrower and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“First Period”: the period beginning on the Original Closing Date through and including February 16, 2004.

“Foothill”: Wells Fargo Foothill, Inc., a California corporation, formerly known as Foothill Capital Corporation.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office as set forth on Schedule 1.3 or otherwise by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any province, commonwealth, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing, including, without limitation, the Bureau of Land Management, Minerals Management Service of the United States Department of the Interior and any successor entity thereto.

“Governmental Requirement”: any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Granting Lender”: as defined in Section 9.6(g).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to (i) Black Hawk Oil Company, a Delaware corporation, Mission E&P Limited Partnership, a Texas limited partnership, Mission Holdings LLC, a Delaware limited liability company, and Pan American Energy Finance Corp., a Delaware corporation, and (ii) each other Subsidiary of the Borrower that becomes a party to the Guaranty and Collateral Agreement.

“Guaranty and Collateral Agreement”: the Third Amended, Restated and Consolidated Guaranty and Collateral Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

“Hedging Agreement”: collectively, any Rate Management Agreement and/or Oil and Gas Hedging Contract.

“Hedging Obligations”: with respect to any Person, all liabilities (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder) of such Person under a Hedging Agreement.

“Highest Lawful Rate”: with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hydrocarbons”: collectively, oil, gas, coal seam gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products and byproducts refined, separated, settled and dehydrated therefrom and all products and byproducts refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur, geothermal steam, water, carbon dioxide, and all other minerals.

“Hydrocarbon Interests”: all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs, overriding royalty and royalty interests, net profits interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

“Immaterial Subsidiary”: Pan American Energy Finance Corp., a Delaware corporation.

“Indebtedness”: of any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7(e) only, all obligations (netted, to the extent provided for therein) of such Person in respect of Hedging Agreements.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Indenture” the Indenture, dated as of May 29, 2001, among Borrower, each Subsidiary Guarantor named therein and The Bank of New York, as trustee, governing the 10-7/8% Notes.

“Indenture Deficit”: as defined in Section 2.1(a)(iv).

“Indenture Documents”: collectively, (a) the Indenture, (b) the 10-7/8% Notes and (c) the other documents, instruments and agreements from time to time delivered in accordance with or otherwise relating to the Indenture.

“Initial Budget”: as defined in Section 4.1(g).

“Initial Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower pursuant to Section 2.1(b) in a principal amount not to exceed the amount set forth under the heading “Initial Commitments” opposite such Lender’s name on Schedule 1.1 attached hereto, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Initial Commitments is $80,000,000.

“Initial Deferred Financing Fee”: as defined in Section 2.5(b).

“Initial Equity Issuance”: as defined in Section 2.7(a).

“Initial Equity Issuance Excess Proceeds: as defined in Section 2.7(a).

“Initial Loans”: the Term Loans made by the Term Loan Lenders to the Borrower on the Original Closing Date.

“Initial Reserve Report”: as defined in Section 3.21.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA, and the term “Insolvent” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: the first day of each month beginning June 1, 2003.

“Investments”: as defined in Section 6.7.

“IRC”: Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“IRS”: U.S. Internal Revenue Service.

“Issuing Lender”: Foothill or any other Lender that, at the request of Borrower and with the consent of the Administrative Agent agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.14.

“L/C”: as defined in Section 2.14(a).

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking”: as defined in Section 2.14(a).

“Lender Group”: individually and collectively, each of the Lenders (including the Issuing Lender) and the Administrative Agent, the Arranger and the Syndication Agent.

“Lender Group Expenses”: all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by the Borrower or any of its Subsidiaries under any of the Loan Documents that are paid or incurred by any one or more members of the Lender Group, (b) reasonable fees or charges paid or incurred by any one or more members of the Lender Group in connection with any Loan Document, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien and judgment searches, and searches for liens under the UCC) and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals, business valuations or examinations of the Borrower’s or any Guarantors’ Oil and Gas Properties to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), and environmental audits, (c) costs and expenses incurred by any one or more members of the Lender Group in the disbursement of funds to the Borrower or any of its Subsidiaries (by wire transfer or otherwise) pursuant to any Loan Document, (d) reasonable charges paid or incurred by any one or more members of the Lender Group resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses of any one or more members of the Lender Group related to audit examinations of the books and records to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by any one or more members of the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or any one or more members of the Lender Group’s relationship with the Borrower or any guarantor of the Obligations, (h) the Administrative Agent’s reasonable fees and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) the Administrative Agent’s and each Lender’s reasonable fees and expenses (including attorneys’ fees) incurred in terminating, enforcing (including attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Bankruptcy Event concerning the Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lenders”: as defined in the preamble hereto.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage”: as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

“Leverage Ratio”: as at the last day of any fiscal quarter of the Borrower, the ratio of (a) the aggregate principal amount of the Loans outstanding plus the aggregate principal amount of all Indebtedness which is pari passu with or senior in right of payment to the Loans as of such date (excluding Indebtedness under any Hedging Agreement) to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters ending on such day. Notwithstanding the foregoing, until four full fiscal quarters have elapsed after the Original Closing Date, the Leverage Ratio will be calculated with respect to the number of full fiscal quarters elapsed since the Original Closing Date and, with respect to the calculation of the Leverage Ratio (i) for the first full fiscal quarter after the Original Closing Date, Consolidated EBITDA for such period will be multiplied by four, (ii) for the period consisting of the first two fiscal quarters after the Original Closing Date, Consolidated EBITDA will be multiplied by two and (iii) for the period consisting of the first three fiscal quarters after the Original Closing Date, Consolidated EBITDA will be multiplied by four-thirds.

“Lien”: (a) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), in each case intended as security and (b) production or royalty payments or the like payable from Oil and Gas Properties.

“Loan Account”: as defined in Section 2.16.

“Loan Documents”: this Agreement, the Bank Product Agreements, the Control Agreements, the Cash Management Agreements, the Security Documents, the Consent Side Letters, the Syndication Letter Agreement, the Fee Letter and the Notes.

“Loan Facilities”: collectively, the Revolving Credit Facility and the Term Loan Facility.

“Loan Parties”: the Borrower and the Guarantors.

“Loans”: the Advances, the Initial Loans and the Additional Loans.

“Majority Lenders”: at any time, the Lenders whose Pro Rata Shares are at least a majority of the Commitments.

“Majority Term Loan Lenders”: at any time, the Lenders whose Pro Rata Shares aggregate a majority of the Term Loan Commitments.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or (c) the priority of the Administrative Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-

formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maturity Date”: (a) with respect of the Term Loan Obligations, January 6, 2005, and (b) with respect to the Revolving Loan Obligations, including, without limitation, the Advances, the Agent Advances, the Swing Loans and the L/C Undertakings, June 6, 2006; provided, however, that in the event that, on or before December 6, 2004, (i) (x) the Maturity Date with respect to the Term Loan Obligations is not extended to at least 30 days after June 6, 2006, or (y) the Term Loan Obligations are not otherwise refinanced on terms and conditions satisfactory to the Required Revolving Lenders, the Maturity Date of the Revolving Loan Obligations shall be the later of December 6, 2004 and thirty days prior to the Maturity Date of the Term Loan Obligations and (ii) the Maturity Date with respect to the Term Loan Obligations is changed to a date earlier than January 6, 2005, the Maturity Date of the Revolving Loan Obligations shall be thirty days prior to the Maturity Date of the Term Loan Obligations.

“Maximum Revolver Amount”: $12,500,000.

“Moody’s”: as defined in the definition of Cash Equivalents.

“Mortgaged Properties”: the Oil and Gas Properties purported to be subject to a Lien in favor of the Administrative Agent for the benefit of the Lenders.

“Mortgages”: each Amended, Restated and Consolidated Mortgage, Line of Credit Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement identified on Schedule 1.3, in each case, as amended by the respective Second Amended, Restated and Consolidated Mortgage, Line of Credit Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement, together with any other mortgage, deed of trust or similar instrument executed by any Loan Party in favor of the Administrative Agent for the benefit of the Lenders.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.11(a).

“Non-U.S. Lender”: as defined in Section 2.11(d).

“Note”: as defined in Section 2.4(e).

“NYMEX”: the New York Mercantile Exchange or its successor entity.

“NYMEX Strip Price”: the lower of (i) as of any date of determination (A) for the 24 month period commencing with the month in which the date of determination occurs, the average of the 24 succeeding monthly futures contract prices, commencing with the month during which the determination date occurs, for each of the appropriate crude oil and natural gas categories included in the most recent Reserve Report provided by Borrower to the Administrative Agent pursuant to Section 5.1(i), as quoted on the NYMEX, and (B) for periods after such 24 month period, the average of the quoted prices for the period from and including the 13th month in such 24 month period through the 24th month in such period; provided, that if the NYMEX no longer provides futures contract price quotes or has ceased to operate, the future contract prices used shall be the comparable futures contract prices quoted on such other nationally recognized commodities exchange as the Administrative Agent shall designate, and (ii) $27.43 per barrel of oil and $4.43 per MmBTU of natural gas produced from Oil and Gas Properties located in the continental United States or the Offshore Waters, provided, that with respect to the volume of Hydrocarbons covered by Acceptable Oil and Gas Hedging Contracts, the NYMEX Strip Price determined under clauses (i) or (ii) above (including any determination made pursuant to the proviso set forth in clause (i)(B) above) for such volume of Hydrocarbons, if greater than the price determined above, shall be the average weighted price fixed under the Acceptable Oil and Gas Hedging Contracts then in effect.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, contingent reimbursement obligations with respect to outstanding Letters of Credit or Underlying Letters of Credit, premiums, liabilities (including all amounts charged to the Borrower’s Loan Account pursuant hereto), lease payments, guaranties, covenants and duties of any kind or description owing by any Loan Party to the Lender Group pursuant to or evidenced by any Loan Document and irrespective of whether for the payment of money, Lender Group Expenses and all other obligations and liabilities of any Loan Party to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto), Bank Product Obligations or otherwise.

“Offshore Waters”: any geographic location in the outer continental shelf of the United States or other territorial waters of Texas and Louisiana.

“Oil and Gas Business”: (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

“Oil and Gas Hedging Contract”: with respect to any Person, any agreement or arrangement, or any combination thereof, relating to Hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the Oil and Gas Business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

“Oil and Gas Properties”: all Hydrocarbon Interests; personal property and/or real property now or hereafter pooled or unitized with Hydrocarbon Interests; presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; pipelines, gathering lines, compression facilities, tanks and processing plants; oil wells, gas wells, water wells, injection wells, platforms, spars or other offshore facilities, casings, rods, tubing, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, gas systems (for gathering, treating and compression), and water systems (for treating, disposal and injection); interests held in royalty trusts whether presently existing or hereafter created; Hydrocarbons in and under and which may be produced, saved, processed or attributable to Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; tenements, hereditaments, appurtenances and personal property and/or real property in any way appertaining, belonging, affixed or incidental to Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or personal property and/or Real Property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; oil, gas and mineral leasehold, fee and term interests, overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests, leases, subleases, farm-outs and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly.

“Original Closing Date”: March 28, 2003.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance”: as defined in Section 2.9(m).

“Participant”: as defined in Section 9.6(b).

“Payment Office”: the office in New York specified from time to time by the Administrative Agent as its payment office as set forth on Schedule 1.4 or otherwise by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan, as defined by ERISA, and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Projections”: as defined in Section 5.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock and Oil and Gas Properties.

“Pro Rata Share”:

(a) with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders and (y) from and after the time the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Advances by (ii) the aggregate unpaid principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (x) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders and (y) from and after the time the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Advances by (ii) the aggregate unpaid principal amount of all Advances,

(c) with respect to a Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loan Obligations, the percentage obtained by dividing (x) the principal amount of such Lender’s portion of the amount of the applicable Term Loans by (y) the aggregate amount of the applicable Term Loans,

(d) with respect to a Lender’s obligation to make Additional Loans, the percentage obtained by dividing (x) such Lender’s Additional Commitment, by (y) the aggregate amount of all Lender’s Additional Commitments, and

(e) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 8.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the unpaid principal amount of such Lender’s portion of the outstanding Term Loans plus such Lender’s Additional Commitment by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the unpaid principal amount of the outstanding Term Loans of all Lenders plus the Additional Commitments of all Lenders; provided, however, that in the event the Revolver Commitments or the Additional Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Advances plus such Lender’s portion of the Letter of Credit Usage plus the unpaid principal amount of such Lender’s portion of the outstanding Term Loans plus such Lender’s Revolver Commitment or Additional Commitments to the extent such Revolver Commitment or Additional Commitments has not been terminated in full or reduced to zero by (B) the principal amount of all outstanding Advances plus the Letter of Credit Usage plus the unpaid principal amount of the outstanding Term Loans plus the Revolver Commitment or the Additional Commitments of all Lenders to the extent either commitment has not been terminated in full or reduced to zero.

“Prospect”: Hydrocarbon Interests owned by any Loan Party with respect to all or a portion of a geologic structure or feature, stratigraphic trap or horizon in undeveloped acreage which is reasonably believed to contain Hydrocarbons and with respect to which such Loan Party proposes to drill one or more exploratory or development wells.

“Prospect Sale”: with respect to any Prospect owned in whole or in part by any Loan Party, the sale by such Loan Party, on an arms’ length basis and on customary industry terms, of an undivided working interest or interests in such Prospect to one or more industry participants in order to spread the risks associated with drilling exploration or development wells on such Prospect.

“Proved Developed Non-Producing Reserves”: those Oil and Gas Properties designated as “proved developed non-producing” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society for Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“Proved Developed Producing Reserves”: those Oil and Gas Properties designated as “proved developed producing” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society for Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“Proved Reserves”: those Oil and Gas Properties designated as “proved” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society for Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“Proved Undeveloped Reserves”: those Oil and Gas Properties designated as “proved undeveloped” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society for Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“Purchase Agreement”: that certain Purchase and Sale Agreement in form of Exhibit K, dated as of the Original Closing Date, with respect to the repurchase by the Borrower of the Repurchased 10-7/8% Notes.

“PV-10 Value”: as of any date of determination, the sum of the present values of the amounts of net revenues before income taxes expected to be received by any Loan Party in each of the months following the date of determination on the basis of estimated production from Proved Reserves during such months determined as follows:

(i) each such monthly net revenue amount shall be calculated (x) on the basis of the applicable NYMEX Strip Price for the appropriate category of oil or gas as of such date of determination, adjusting such price to reflect (A) the appropriate Basis Differential with respect to Hydrocarbons produced from specific Oil and Gas Properties of the Loan Parties as set forth on Schedule 1.5, as such Exhibit may from time to time be amended at the request of Borrower with the written consent of the Administrative Agent, (B) the prices for fixed price contracts for such month, (C) Btu content and (D) the weighted average fair market value of unrealized losses under any Oil and Gas Hedging Contract of any Loan Party, (y) assuming that production costs remain constant throughout the periods of the calculation of such monthly net revenues, and (z) otherwise applying the financial accounting and reporting standards prescribed by the SEC for application of the full cost method of accounting for such revenues under Rule 4-10 of Regulation S-X as promulgated by the SEC from time to time; and

(ii) the present value of each such monthly net revenue amount shall be determined by discounting each such monthly net revenue amount from the month in which it is expected to be received, on a monthly basis, to such date of determination at a rate of 10% per annum.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender or any other counterparty approved by the Administrative Agent and the Majority Lenders, which approval will not be unreasonably withheld.

“Rate Management Agreement”: with respect to any Person, any interest rate or currency swaps, caps or collar agreements, foreign exchange agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Real Property”: any estates or interests in real property.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any asset of the Borrower or any of its Subsidiaries.

“Recovery Purposes”: the repair or replacement of damaged or destroyed assets with respect to which property or casualty insurance proceeds have been received or the acquisition of Replacement Assets with condemnation proceeds which have been received.

“Register”: as defined in Section 9.6(d).

“Regulation T”, Regulation U” and “Regulation X”: Regulation T, U or X, respectively, of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: at any time with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that, at such time, are not then required to be applied to prepay the Loans pursuant to Section 2.7(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: with respect to any Asset Sale or Recovery Event, a written notice executed by a Responsible Officer of the Borrower (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that one or more of the Loan Parties (A) have acquired Replacement Assets or have expended funds for Recovery Purposes during the 90-day period immediately prior to the consummation of such Asset Sale or Recovery Event and have paid the amount specified in such Reinvestment Notice for such Replacement Assets or for Recovery Purposes, (B) have used all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event for the acquisition of Replacement Assets or for Recovery Purposes or (C) in the case of a Prospect Sale, have used or committed to use all or a specified portion of the Net Cash Proceeds of such Prospect Sale for Replacement Assets, (iii) setting forth the calculations used in determining such assets to be “Replacement Assets” and (iv) with respect to Replacement Assets acquired for an aggregate consideration greater than $5,000,000, accompanied by the reserve report or other information delivered to or used by the Borrower with respect to the oil and gas reserves acquired.

“Reinvestment Prepayment Date”: the date occurring 90 days after a Recovery Event or the consummation of an Asset Sale, as the case may be.

“Related Fund”: with respect to any Lender, any fund that (i) invests in commercial loans and (ii) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Remedial Action”: all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Materials of Environmental Concern in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Materials of Environmental Concern so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 U.S.C. § 9601.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Assets”: (i) with respect to any Asset Sale of Oil and Gas Properties (other than Prospect Sales), Oil and Gas Properties acquired by any Loan Party for which the ratio of the total consideration paid in such acquisition to the Adjusted PV-10 Value of the Oil and Gas Properties so acquired multiplied by 90% is equal to or less than the ratio of the total consideration received for the Oil and Gas Properties Disposed of pursuant to an Asset Sale to the Adjusted PV-10 Value of such Oil and Gas Properties, (ii) with respect to any Prospect Sale, expenditures for land, geological and geophysical and drilling expenses actually incurred in connection with respect to such Prospect, (iii) with respect to any Asset Sale of assets other than Oil and Gas Properties, assets comparable to the assets Disposed of in such Asset Sale and (iv) with respect to any Recovery Event, the acquisition of assets comparable to the assets lost or destroyed as a result of the occurrence giving rise to such Recovery Event or the expenditure of funds to repair assets damaged as a result of such occurrence.

“Report”: as defined in Section 8.17.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repurchased 10-7/8% Notes”: the 10-7/8% Notes that were repurchased pursuant to the Purchase Agreement on the Original Closing Date.

“Required Lenders”: at any time, the Lenders whose Pro Rata Shares aggregate at least 66-2/3% of the Commitments.

“Required Revolving Lenders”: at any time, the Lenders (other than the Term Loan Lenders) whose Pro Rata Shares aggregate 66-2/3% of the Revolver Commitments.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report”: the Initial Reserve Report and any other Reserve Report delivered pursuant to Section 5.1, in form and substance reasonably satisfactory to the Administrative Agent, prepared at the sole cost and expense of the Borrower by the Approved Engineers or by petroleum engineers who are employees of the Borrower, as may be required in Section 5.1(e) or Section 5.1(f). Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbons prices, escalation rates, discount rate assumptions, and net proceeds of production present value of the net proceeds of production, operating expenses and capital expenditures, in each case based upon updated economic assumptions reasonably acceptable to the Administrative Agent and the Majority Lenders.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.5.

“Revolving Credit Facility”: the senior secured revolving credit facility of up to the Maximum Revolving Amount pursuant to which the Revolving Loan Lenders have severally agreed to make Advances available to the Borrower, subject to the terms and condition set forth in this Agreement.

“Revolver Usage”: as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Revolver Commitment”: with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of this Agreement, as the same may be changed from time to time pursuant to the terms thereof. The original aggregate principal amount of the Revolver Commitments is equal to the Maximum Revolver Amount.

“Revolving Loan Lenders”: any Lender with a Revolver Commitment.

“Revolving Loan Obligations”: any Obligations with respect to the Advances and the Letters of Credit (including, without limitation, the principal thereof and reimbursement obligations thereof, the interest thereon, and the fees and expenses specifically related thereto and shall include the Bank Product Obligations).

“Risk Participation Liability”: as to each L/C, all reimbursement obligations of the Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by the Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“S&P”: as defined in the definition of Cash Equivalents.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Period”: the period beginning on February 17, 2004 through and including the Maturity Date (as defined in clause (a) thereof).

“Secured Parties”: as defined in the Guaranty and Collateral Agreement.

“Security Documents”: the collective reference to the Guaranty and Collateral Agreement, the Mortgages, the Cash Management Agreements, the Control Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure any of the obligations and liabilities of any Loan Party under any Loan Document.

“Settlement”: as defined in Section 2.3(g).

“Settlement Date”: as defined in Section 2.3(g).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“SPC”: as defined in Section 9.6(g).

“Specified Hedge Agreement”: any Hedging Agreement entered into by any Loan Party or any of their respective Subsidiaries and any Qualified Counterparty.

“Subordinate Indebtedness”: Indebtedness which by its terms is subordinate in right of payment to payments on or with respect to the Loans or otherwise with respect to Obligations under this Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Capital Stock or other ownership interests having ordinary voting power (other than Capital Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swing Lender”: Foothill or any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender hereunder.

“Swing Loan”: as defined in Section 2.2(e)(i).

“Syndication Agent”: as defined in the preamble hereto.

“Syndication Letter Agreement”: that certain Syndication Letter Agreement, dated as of March 28, 2003, among the Borrower, the Arranger and the Syndication Agent.

“Taxes”: as defined in Section 8.11(e).

“Term Loan Commitment”: with respect to any Lender, such Lender’s Initial Commitment and Additional Commitment.

“Term Loan Facility”: the senior secured term loan facility pursuant to which the Term Loan Lenders have severally made or have severally agreed to make available to the Borrower the Term Loans, subject to the terms and conditions set forth in this Agreement.

“Term Loan Lender”: any Lender with a Term Loan Commitment or a Term Loan.

“Term Loan Obligations”: any Obligation with respect to the Term Loans (including, without limitation, the principal thereof, interest thereon and the fees and expenses specifically related thereto).

“Term Loans”: collectively, the Initial Loans and the Additional Loans.

“Total Commitment”: with respect to each Lender, its Total Commitment, and, with respect to all Lenders, all of their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 9.6.

“Total Reserve Value” as of any date, the sum of the PV-10 Value of the Proved Developed Producing Reserves, the Proved Developed Non-Producing Reserves and the Proved Undeveloped Reserves of the Loan Parties.

“Transferee”: as defined in Section 9.14.

“UCC”: the Uniform Commercial Code of the State of New York, as in effect from time to time.

“Underlying Issuer”: a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of the Borrower.

“Underlying Letter of Credit”: a letter of credit that has been issued by an Underlying Issuer.

“Vehicle”: as defined in the Guaranty and Collateral Agreement.

“Voting Stock”: as to any Person, all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wells Fargo”: Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Advances and Commitments.

(a) Advances. (i) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Loan Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to the Borrower in an amount at any one time outstanding not to exceed such Revolving Loan Lender’s Pro Rata Share of an amount equal to the least of (A) the Maximum Revolver Amount less the Letter of Credit Usage, (B) the Borrowing Base less the Letter of Credit Usage and (C) during a Cleanup Period, $3,000,000 less the Letter of Credit Usage in excess of $1,000,000. For purposes of this Agreement, “Borrowing Base”, as of any date of determination, shall mean:

an amount equal to 10% of the difference between:

(x) the PV-10 Value of the Proved Developed Producing Reserves of the Loan Parties that are located in the continental United States or the Offshore Waters and subject to a Mortgage and UCC financing statements that in each case create a perfected, first priority security interest in, and Lien on, such Oil and Gas Properties in favor of the Administrative Agent for the ratable benefit of the Lenders, as security for the Obligations; provided, that in the case of Proved Developed Producing Reserves of the Loan Parties located in the Offshore Waters, the aggregate PV-10 Value attributable to all such reserves shall not constitute more than 10% of the aggregate PV-10 Value of all Proved Developed Producing Reserves of the Loan Parties for purposes of the calculations of this clause (x), minus

(y) the sum of (i) the Bank Products Reserve (other than with respect to Bank Product Reserves attributable to Oil and Gas Hedging Contracts), and (ii) the aggregate amount of Agent Reserves, if any, established by the Administrative Agent under Section 2.1(a)(ii).

(ii) Anything to the contrary in this Agreement notwithstanding, the Administrative Agent may, and, at the request of the Required Revolving Lenders, shall, (x) create reserves against the Borrowing Base or the amount determined under Section 2.7(f) or (y) reduce the percentage set forth above or in Section 2.7(f) (in either case (without declaring an Event of Default) as the Administrative Agent determines, in its Permitted Discretion (in each case, an “Agent Reserve”, and collectively, the “Agent Reserves”). Without limiting the generality of the foregoing, the Agent Reserves may include (but are not limited to) reserves based upon, without duplication, (A) past due or accrued taxes or other charges by a Governmental Authority, including ad valorem, personal property and other taxes which may have priority over the Liens of the Administrative Agent in the Collateral; (B) Liens on, or trust (constructive or otherwise) over, any Oil and Gas Properties (including proceeds thereof or collections from the sale of Hydrocarbons which may from time to time come into the possession of any of the Lenders or their agents) (whether inchoate or otherwise) in favor of third Persons, including, without limitation, any Governmental Authority (whether or not such Liens are Excepted Liens) and which Lien or trust, in the Administrative Agent’s Permitted Discretion has a reasonable possibility of having a priority superior to the Administrative Agent’s Liens (such as landlord liens, ad valorem taxes, production taxes, severance taxes, sales taxes, collections attributable to sale of Hydrocarbons of Persons other than the Loan Parties) in and to such item of Collateral, proceeds or collections; (C) estimates of present and future costs, expenses, deposits and liabilities related to the plugging and abandonment of the Oil and Gas Properties (net of the amount thereof which has been taken into account in the most recent Reserve Report or is fully secured by an escrow or surety arrangement acceptable to the Administrative Agent in its Permitted Discretion); (D) to the extent not taken into account in the most recent Reserve Report delivered to the Administrative Agent, amounts which the Administrative Agent determines are appropriate to account for (x) minority interests and other interests of Persons other than any Loan Party, (y) any natural gas imbalances of the Loan Parties or (z) sales of Oil and Gas Properties; and (E) any reserves that the Administrative Agent may impose as a result of non-compliance with Section 5.5 by any owner or operator of the Oil and Gas Properties of any Loan Party. The Borrower and the Administrative Agent understand and agree that any amount of Agent Reserves shall not be considered a disbursement bearing interest hereunder, but rather shall be an amount that is not available for borrowing by the Borrower.

(iii) The Revolving Loan Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(iv) Notwithstanding the foregoing, the Revolving Loan Lenders shall have no obligation to make Advances if, either immediately before or after giving effect to such Advances, the Revolver Usage plus the outstanding Term Loans exceeds or will exceed the amount of Indebtedness permitted under the Indenture (the amount of any such excess is hereafter referred to as the “Indenture Deficit”).

(v) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(b) Term Loan Commitments. (i) The Borrower acknowledges and confirms that the Term Loan Lenders have previously made the Initial Loans on the Original Closing Date in the aggregate outstanding principal amount of $80,000,000. The Borrower hereby represents, warrants, agrees, covenants and reaffirms that: (i) it has no (and it permanently and irrevocably waives, and releases the Term Loan Lenders from, any, to the extent arising on or prior to the Closing Date) defense, setoff, claim or counterclaim against any Term Loan Lender in regard to its Obligations in respect of the Initial Loans and (ii) reaffirms its obligation to pay the Initial Loans in accordance with the terms and conditions of this Agreement and the other Loan Documents.

(ii) The Term Loan Lenders severally agree, upon the request of the Borrower and with the written consent of all of the Term Loan Lenders, to make term loans (each, an “Additional Loan”) to the Borrower on, or at any time after, the Closing Date and prior to the Maturity Date, in an amount for each Lender not to exceed the amount of the Additional Commitment of such Lender. At the time of the making of each Additional Loan, there shall be a corresponding reduction in each Term Loan Lender’s Additional Commitment equal to the principal amount of such Additional Loan.

2.2 Procedure for Borrowing.

(a) [intentionally omitted]

(b) The Borrower may request a Borrowing on or at any time after the Closing Date and prior to the Maturity Date, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 a.m., California time, three Business Days prior to the requested Borrowing Date) specifying (i) whether such Borrowing is an Advance, an Additional Loan or a Swing Loan, (ii) the amount of such Borrowing and (iii) the Borrowing Date, which shall be a Business Day. Each Borrowing shall be in an amount equal to $1,000,000 or a whole multiple thereof (or, if the then aggregate amount of available Additional Commitments, Revolving Commitments or Swing Loan Commitments (as applicable) is less than $1,000,000, such lesser amount); provided, however, that in the case of a request for a Swing Loan in an amount of $2,000,000 or less, such notice will be received in a timely matter if it is received by the Administrative Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Borrowing Date. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Loan Lender, Term Loan Lender or Swing Loan Lender thereof, as applicable. Each Revolving Loan Lender, Term Loan Lender or Swing Loan Lender, as applicable, will make its Pro Rata Share of the amount of each such Borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 10:00 a.m., California time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent; provided, that, Swing Loan Lender may make the Swing Loan available directly to the Borrower in accordance with the terms of Section 2.2(e). At the Administrative Agent’s election, in lieu of delivery of the above-described written request, any Authorized Person may give the Administrative Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

(c) Agent’s Election. Promptly after receipt of a request for a Borrowing for an Advance pursuant to Section 2.2(b), the Administrative Agent shall elect, in its discretion, (i) to have the terms of Section 2.2(d) apply to such requested Borrowing, or (ii) to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.2(e) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.2(e), the Administrative Agent shall elect to have the terms of Section 2.2(b) apply to such requested Borrowing.

(d) Making of Advances.

(i) In the event that the Administrative Agent shall elect to have the terms of this Section 2.2(d) apply to a requested Borrowing as described in Section 2.2(c) then promptly after receipt of a request for a Borrowing pursuant to Section 2.2(b), the Administrative Agent shall notify the Revolving Loan Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Borrowing Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. After the Administrative Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in

Section 4.2 hereof, the Administrative Agent shall make the proceeds thereof available to the Borrower on the applicable Borrowing Date by transferring immediately available funds equal to such proceeds received by the Administrative Agent to the Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.2(g), the Administrative Agent shall not request any Revolving Loan Lender to make, and no Revolving Loan Lender shall make, any Advance if the Administrative Agent shall have actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 4.2 will not be satisfied on the requested Borrowing Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Borrowing Date.

(ii) Unless the Administrative Agent receives notice at least 1 Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Borrower the amount of that Revolving Loan Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made or will make such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Revolving Loan Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Borrower such amount, that Revolving Loan Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by the Administrative Agent to any Revolving Loan Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Revolving Loan Lender’s Advance on the date such Borrowing was made for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Borrower of such failure to fund and, upon demand by the Administrative Agent, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to such Borrowing. The failure of any Revolving Loan Lender to make any Advance on any Borrowing Date shall not relieve any other Revolving Loan Lender of any obligation hereunder to make an Advance on such Borrowing Date, but no Revolving Loan Lender shall be responsible for the failure of any other Revolving Loan Lender to make the Advance to be made by such other Revolving Loan Lender on any Borrowing Date.

(iii) The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their

Revolver Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by the Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to the Borrower as if such Defaulting Lender had made Advances to the Borrower. Subject to the foregoing, the Administrative Agent may hold and, in its Permitted Discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) all Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Administrative Agent, and the Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to the Administrative Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower at its option, upon written notice to the Administrative Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, further, however, that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or the Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(e) Making of Swing Loans.

(i) In the event the Administrative Agent shall elect, with the consent of the Swing Lender, as a Lender, to have the terms of this Section 2.2(e) apply to a requested Borrowing as described in Section 2.2(c), the Swing Lender as a Lender shall make such Borrowing in the amount of such Borrowing (any such Advance made solely by the Swing Lender as a Lender pursuant to this Section 2.2(e) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to the Borrower on the Borrowing Date applicable thereto by transferring immediately available funds to the Borrower’s Designated Account. Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to the Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.2(j), the Administrative Agent shall not request the Swing Lender as a Lender to make, and the Swing Lender as a Lender shall not make, any Swing Loan if the Administrative Agent has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 4.2 will not be satisfied on the requested Borrowing Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Borrowing Date. The Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 4.2 have been satisfied on the Borrowing Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii) The Swing Loans shall be secured by the Administrative Agent’s Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances.

(f) Agent Advances.

(i) The Administrative Agent hereby is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion, (x) after the occurrence and during the continuance of a Default or an Event of Default, or (y) at any time that any of the other applicable conditions precedent set forth in Section 4.2 have not been satisfied, to make Advances to the Borrower on behalf of the Lenders that the Administrative Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than Bank Product Obligations), or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9.5 (any of the Advances described in this Section 2.2(f) shall be referred to as “Agent Advances”), provided, that notwithstanding anything to the contrary contained in this Section 2.2(f), the aggregate principal amount of Agent Advances outstanding at any time, when taken together with the aggregate principal amount of Overadvances made in accordance with Section 2.2(j) hereof outstanding at such time, shall not exceed an amount equal to the lesser of (x) 10% of the Borrowing Base then in effect and (y) $1,000,000. Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, and all payments thereon shall be payable to the Administrative Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

(ii) The Agent Advances shall be repayable by the Borrower on demand and secured by the Administrative Agent’s Liens granted to the Administrative Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances.

(g) Settlement. It is agreed that each Revolving Loan Lender’s funded portion of the Advances is intended by the Revolving Loan Lenders to equal, at all times, such Revolving Loan Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, the Administrative Agent, the Swing Lender, and the other Revolving Loan Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (“Settlement”) with the Revolving Loan Lenders on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Swing Lender, with respect to each outstanding Swing Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to Collections received, as to each by notifying the Revolving Loan Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.2(d)(iii)): (y) if a Revolving Loan Lender’s balance of the Advances, Swing Loans, and Agent Advances exceeds such Revolving Loan Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then the Administrative Agent shall, by no later than 12:00 Noon (California time) on the Settlement Date, transfer in immediately available funds to the account of such Revolving Loan Lender as such Revolving Loan Lender may designate, an amount such that each such Revolving Loan Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances, and (z) if a Revolving Loan Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Revolving Loan Lender shall no later than 3:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to the Payment Office, an amount such that each such Revolving Loan Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances. Such amounts made available to the Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing the Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Revolving Loan Lenders. If any such amount is not made available to the Administrative Agent by any Revolving Loan Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Administrative Agent shall be entitled to recover for its account such amount on demand from such Revolving Loan Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Revolving Loan Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such

Revolving Loan Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, the Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Administrative Agent with respect to principal, interest and fees payable by the Borrower and allocable to the Revolving Loan Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Revolving Loan Lender after such application, such net amount shall be distributed by the Administrative Agent to that Revolving Loan Lender as part of such next Settlement.

(iii) Between Settlement Dates, the Administrative Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to the Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to the Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, the Swing Lender shall pay to the Administrative Agent for the accounts of the Revolving Loan Lenders, and the Administrative Agent shall pay to the Revolving Loan Lenders, to be applied to the outstanding Advances of such Revolving Loan Lenders, an amount such that each Revolving Loan Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, the Swing Lender with respect to Swing Loans, the Administrative Agent with respect to Agent Advances, and each Revolving Loan Lender (subject to the effect of letter agreements between the Administrative Agent and individual Revolving Loan Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Swing Lender, the Administrative Agent, or the Revolving Loan Lenders, as applicable.

(h) Notation. The Administrative Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to the Swing Lender, and Agent Advances owing to the Administrative Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

(i) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Revolving Loan Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(j) Optional Overadvances. (i) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize the Administrative Agent or the Swing Lender, as applicable, and the Administrative Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to the Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage does not exceed the Borrowing Base by more than the lesser of (x) $1,250,000, and (y) 10% of the Borrowing Base then in effect, (B) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, (C) the aggregate principal amount of Overadvances made pursuant to this Section 2.2(j) when taken together with the aggregate principal amount of Agent Advances made pursuant to Section 2.2(f) does not exceed at any time an amount equal to the lesser of (x) 10% of the Borrowing Base then in effect and (y) $1,000,000, and (D) at the time of the making of any such Advance (including any Swing Loan), the Administrative Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of the Administrative Agent, the Swing Lender, and the Revolving Loan Lenders and are not intended to benefit the Borrower or the Term Loan Lenders in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.2(j) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, and the rate of interest applicable thereto shall be the rate applicable to Advances hereof without regard to the presence or absence of a Default or Event of Default.

(ii) In the event the Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, the Administrative Agent shall notify the Revolving Loan Lenders and the Term Loan Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses of the Administrative Agent and the Revolving Loan Lenders) unless the Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Revolving Loan Lenders thereupon shall, together with the Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to the Borrower to an amount permitted by the preceding paragraph. In the event the Administrative Agent or any Revolving Loan Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Revolving Lenders.

(iii) Each Revolving Loan Lender shall be obligated to settle with the Administrative Agent as provided in Section 2.2(g) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by the Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(j), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(k) The Administrative Agent is authorized to make the Advances, Swing Loans or Additional Loans available to the Borrower, and the Issuing Lender is authorized to issue the L/Cs, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person. The Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Initial Loans, Advances, Swing Loans or the Additional Loans requested by the Borrower and made by the applicable Lenders hereunder. Unless otherwise agreed to by the Administrative Agent and the Borrower, any Advance, Agent Advance, Swing Loan or Additional Loan requested by the Borrower and made by the Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

2.3 Repayment of Loans.

(a) All Advances and the Term Loans shall mature, and the applicable Commitments shall terminate, on the applicable Maturity Date. The foregoing notwithstanding, (i) the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement and (ii) the Revolving Loan Lenders, upon the election of the Required Revolving Lenders, shall have the right to terminate its obligations under this Agreement, in each case of clauses (i) and (ii) above, immediately and without notice upon the occurrence and during the continuation of an Event of Default.

(b) On the date of termination of the Revolver Commitments, all Revolving Loan Obligations (including contingent reimbursement obligations of the Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations (other than, at the sole and absolute discretion of the Administrative Agent, Bank Products Obligations attributable to Oil and Gas Hedging Contracts)) immediately shall become due and payable without notice or demand (including (x) either (A) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (B) causing the original Letters of Credit to be returned to the Administrative Agent and (y) providing cash collateral, in such amounts as Wells Fargo or its Affiliates, as applicable, requires from its customers generally with respect to such products, to be held by the Administrative Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations); provided, however, that the Administrative Agent may, at its sole and absolute discretion, elect not to have the Bank Product Obligations attributable to Oil and Gas Hedging Contracts immediately due and payable pursuant to this Section 2.3(b) and elect to terminate such obligations at any time within the 90-day period after the date of termination of the Revolver Commitments. No termination of this Agreement, the Revolver Commitments or the Additional Commitments, however, shall relieve or discharge the Borrower of its duties, the Revolving Loan Obligations, the Term Loan Obligations, or covenants hereunder and the Administrative Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lenders’ obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lenders’ obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the Administrative Agent will, at the Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the

Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent with respect to the Obligations.

(c) The Borrower has the option, at any time upon 30 days’ prior written notice to the Administrative Agent, to terminate the Revolver Commitments by paying to the Administrative Agent, in cash, the Revolving Loan Obligations (including (x) either (A) providing cash collateral to be held by the Administrative Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (B) causing the original L/Cs to be returned to the Administrative Agent, and (y) providing cash collateral, in such amounts as Wells Fargo or its Affiliates, as applicable, requires from its customers generally with respect to such products, to be held by the Administrative Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium. If the Borrower has sent a notice of termination pursuant to the provisions of this Section 2.3(c), then the Revolving Loan Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Revolving Loan Obligations (including (x) either (A) providing cash collateral to be held by Agent (in an interest-bearing account) in an amount equal to 105% of the then extant Letter of Credit Usage, or (B) causing the original L/Cs to be returned to the Administrative Agent, and (y) providing cash collateral, in such amounts as Wells Fargo or its Affiliates, as applicable, requires from its customers generally with respect to such products, to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Revolving Loan Obligations at any time prior to the Maturity Date, for any other reason, including (I) termination upon the election of the Required Lenders or the Required Revolving Lenders to terminate after the occurrence of an Event of Default, (II) foreclosure and sale of Collateral, (III) sale of the Collateral in any Insolvency Proceeding, or (IV) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Revolving Loan Lenders or profits lost by the Revolving Loan Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Revolving Loan Lenders, the Borrower shall pay the Applicable Prepayment Premium to the Revolving Loan Lenders, measured as of the date of such termination, provided, that, notwithstanding the foregoing, the Borrower shall not be obligated to pay the Applicable Prepayment Premium if the termination of this Agreement and repayment of the Revolving Loan Obligations at any time prior to the applicable Maturity Date is from proceeds received by the Borrower pursuant to a financing facility provided by Wells Fargo.

2.4 Evidence of Debt. (a) The Borrower hereby agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each

Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans, of such Lender, substantially in the form of Exhibit E (a “Note”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.5 Fees.

(a) Fee Letter Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent, including, without limitation, the fees set forth in the Fee Letter.

(b) Deferred Financing Fees. As of the Original Closing Date the Term Loan Lenders became entitled to a fee (the “Initial Deferred Financing Fee”) from the Borrower equal to 3% of the Initial Commitments as of the Original Closing Date. On the date of each Additional Loan, each Term Loan Lender shall be entitled to a fee (the “Additional Deferred Financing Fee” and, together with the Initial Deferred Financing Fee, the “Deferred Financing Fee”) from the Borrower equal to 3% of the amount of the Additional Loan made by such Term Loan Lender. The Initial Deferred Financing Fee has been earned in full as of the Original Closing Date and each Additional Deferred Financing Fee shall be earned in full on the date the related Additional Loan is made. Except as provided below, the Initial Deferred Financing Fee and each Additional Deferred Financing Fee shall be payable to the then holders of the Notes issued with respect to the Term Loans on (i) the occurrence of an Event of Default described in Sections 7(a), (e)(i) or (e)(ii) (other than an Event of Default occasioned by failure to pay the installment of interest due October 1, 2003, on the 10-7/8% Notes), (ii) the date on which the Term Loans are declared or otherwise become immediately due and payable pursuant to Section 7 and (iii) the date on which the Term Loans are prepaid or repaid in full (such date, the “Deferred Financing Fee Payment Date”); provided, however, that:

(i) any optional prepayment of the Term Loans pursuant to Section 2.6 shall reduce the Deferred Financing Fee payable as follows:

(A) If such optional prepayment is made prior to the date six months after the Original Closing Date, the Deferred Financing Fee payable shall equal (1) 2% of the amount of the principal so prepaid (which portion of the Deferred Financing Fee shall accompany any such prepayment) and (2) to the extent the amount so prepaid is less than all of the principal amount outstanding, 3% of the aggregate principal amount of the Term Loans outstanding on the Fee Payment Date;

(B) If such optional prepayment is made on or after the date six months after the Original Closing Date but on or prior to the date 10 months after the Original Closing Date, the Deferred Financing Fee shall equal (1) 1% of the amount of the principal so prepaid (which portion of the Deferred Financing Fee shall accompany any such prepayment) and (2) to the extent the amount so prepaid is less than all of the principal amount outstanding, 3% of the aggregate principal amount of the Term Loans outstanding on the Fee Payment Date;

(C) If such optional prepayment is made after the date 10 months after the Original Closing Date but on or prior to the date 15 months after the Original Closing Date, the Deferred Financing Fee payable with respect to the amount of the principal so prepaid shall be waived provided that to the extent the amount so prepaid is less than all of the principal amount outstanding, the Deferred Financing Fee shall continue to be payable with respect to the principal amount of the Term Loans outstanding on the Fee Payment Date; and

(D) If such optional prepayment is made after the date 15 months after the Original Closing Date but prior to January 6, 2005, the Deferred Financing Fee shall equal (1) 1% of the amount of the principal so prepaid (which portion of the Deferred Financing Fee shall accompany any such prepayment) and (2) to the extent the amount so prepaid is less than all of the principal amount outstanding, 3% of the aggregate principal amount of the Term Loans outstanding on the Fee Payment Date.

(ii) any mandatory prepayment of the Term Loans pursuant to Sections 2.7(a) or (b) shall reduce the Deferred Financing Fee payable as follows:

(A) If such mandatory prepayment is made prior to the date ten months after the Original Closing Date, the Deferred Financing Fee payable shall equal (1) 1% of the amount of the principal so prepaid (which portion of the Deferred Financing Fee shall accompany any such prepayment) and (2) to the extent the amount so prepaid is less than all of the principal amount outstanding, 3% of the aggregate principal amount of the Term Loans outstanding on the Fee Payment Date; and

(B) If such mandatory prepayment is made after the date 10 months after the Original Closing Date, the Deferred Financing Fee payable with respect to the amount of the principal so prepaid shall be waived, provided that to the extent the amount so prepaid is less than all of the principal amount outstanding, the Deferred Financing Fee shall continue to be payable with respect to the principal amount of the Term Loans outstanding on the Fee Payment Date.

(iii) no Deferred Financing Fee shall be payable

(A) in connection with a mandatory prepayment pursuant to Section 2.7(c); provided that to the extent the amount so prepaid is less than all of the principal amount outstanding, the Deferred Financing Fee shall continue to be payable with respect to the principal amount of the Term Loans outstanding on the Fee Payment Date; and

(B) in connection with a single prepayment of up to $20,000,000 with proceeds from an issuance of Capital Stock by the Borrower, provided that (1) such prepayment is effected within 30 days after the consummation of such equity issuance and (2) to the extent the amount so prepaid is less than all of the principal amount outstanding, the Deferred Financing Fee shall continue to be payable with respect to the principal amount of the Term Loans outstanding on the Fee Payment Date.

(c) Unused Line Fee. During the term of this Agreement, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Loan Lenders, on the first day of each month commencing on June 1, 2003, an unused line fee in an amount equal to 0.50% per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month.

(d) Audit, Appraisal, and Valuation Charges. For the separate account of the Administrative Agent, audit, appraisal, and valuation fees. The Borrower agrees to pay to the Administrative Agent charges as follows, (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of a Loan Party performed by personnel employed by the Administrative Agent, and for the establishment of an electronic collateral reporting system to be installed by persons employed by the Administrative Agent, (ii) a fee of $850 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by the Administrative Agent, and (iii) the actual charges paid or incurred by the Administrative Agent if it elects to employ the services of one or more third Persons to perform financial audits of any Loan Party, to appraise the Collateral, or any portion thereof, to review or examine the Oil and Gas Properties of any Loan Party or to assess any Loan Party’s business valuation.

2.6 Optional Prepayments of the Term Loans. The Borrower may at any time prepay the Term Loans, in whole or in part, upon payment of the applicable Deferred Financing Fee if (i) no Default or Event of Default exists before and after giving effect to such payment, and (ii) after giving effect to such payment, Excess Availability is at least $5,000,000. In order to optionally prepay the Term Loans, the Borrower shall deliver an irrevocable notice to the Administrative Agent at least three Business Days prior thereto which notice shall specify the date and amount of such prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest through such date on the amount prepaid and the applicable Deferred Financing Fee. Partial prepayments of the Term Loans shall be in a minimum aggregate principal amount equal to $1,000,000 and in integral multiples of $250,000 above such amount.

2.7 Mandatory Prepayments. (a) Unless the Required Lenders shall otherwise agree, if any Capital Stock shall be issued (other than issuances pursuant to Section 6.5(b)), or Indebtedness incurred, by any Loan Party or any of their respective Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.1 as in effect on the date of this Agreement), then on the date of such issuance or incurrence, the Loans shall be prepaid, by an amount equal to the amount, if any, of the Net Cash Proceeds of such issuance or incurrence, as set forth in Section 2.7(e). The foregoing to the contrary notwithstanding, Section 2.7(a) shall not apply to the Net Cash Proceeds in excess of $20,000,000 received from a single issuance, or a series of related issuances effected within a consecutive 30 day period (the “Initial Equity Issuance”), of the Capital Stock of the Borrower, and the excess amount (the “Initial Equity Issuance Excess Proceeds”) may be used to repurchase or redeem 10-7/8% Notes or for general corporate purposes, including making Capital Expenditures permitted by Section 6.6 to the extent that (i) no Default or Event of Default shall exist or be continuing both immediately before and after giving effect to such repurchase or redemption and (ii) immediately after giving effect to such repurchase or redemption, Excess Availability exceeds $5,000,000 and if Excess Availability does not exceed $5,000,000, the Initial Equity Issuance Excess Proceeds shall be used to repay the Loans as set forth in Section 2.7(e). The provisions of this Section 2.7(a) do not constitute a consent to the issuance of any additional equity securities by any entity whose equity securities are pledged pursuant to the Guaranty and Collateral Agreement (unless such additional equity interest is likewise pledged), or a consent to the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries which is not permitted by Section 6.1.

(b) Unless the Required Lenders shall otherwise agree, if on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, except as provided below, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.7(e). No prepayment shall be required under this Section 2.7(b) with respect to (i) up to $5,000,000 in aggregate Net Cash Proceeds received from one or more Asset Sales or Recovery Events during the term of the Loans, (ii) the Net Cash Proceeds of any Asset Sale or Recovery Event paid for the acquisition of Replacement Assets acquired after the date of such Asset Sale and prior to the Reinvestment Prepayment Date applicable to such Asset Sale or expended for Recovery Purposes after such Recovery Event and prior to the Reinvestment Prepayment Date applicable to such Recovery Event (provided the Borrower shall have delivered a Reinvestment Notice to the Administrative Agent within twenty Business Days after such acquisition or such expenditure), (iii) that portion of the Net Cash Proceeds of any Asset Sale equal to the aggregate cash consideration paid by a Loan Party for the acquisition of Replacement Assets during the 90-day period immediately prior to the consummation of such Asset Sale (provided the Borrower shall have delivered a Reinvestment

Notice to the Administrative Agent not less than three Business Days prior to the Reinvestment Prepayment Date); provided the sum of the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to clauses (i), (ii) and (iii) shall not exceed an aggregate of $50,000,000 during the term of the Loans. Except as provided in clauses (i), (ii) and (iii) of this Section 2.7(b), or as otherwise may be agreed by the Required Lenders, the Reinvestment Deferred Amounts received by the Borrower or any of its Subsidiaries shall be applied as a prepayment on the Obligations as set forth in Section 2.7(e). The provisions of this Section 2.7(b) do not constitute a consent to the consummation of any Disposition not permitted by Section 6.4. Notwithstanding any provision hereof to the contrary, with respect to the Term Loans to be prepaid pursuant to this Section 2.7(b), such Term Loans will be prepaid in the minimum amount of $1,000,000 and in integral multiples thereof, and proceeds of Asset Sales otherwise payable pursuant to this Section 2.7(b) with respect to such Term Loans will cumulate until such minimum amount (or an integral multiple thereof) is reached, and the parties agree that these provisions shall not be applicable to the payment of the Revolving Loan Obligations. Any amounts not applied to the Term Loans as a result of the operation of the immediately preceding sentence will be carried forward and taken into account in connection with any subsequent prepayment pursuant to this Section 2.7(b).

(c) Unless the Required Lenders shall otherwise agree, simultaneously with the delivery pursuant to Section 5.1(c) of a financial report for the month of December 2003, the Loans shall be prepaid by an amount equal to the Dedicated Free Cash for the fiscal year ending December 31, 2003, as set forth in Section 2.7(e); provided, however, that the prepayment required pursuant to this Section 2.7(c) shall be in the minimum amount of $1,000,000.

(d) Pending a prepayment of the Loans and/or the acquisition of Replacement Assets with the Net Cash Proceeds received from an Asset Sale and/or Recovery Event pursuant to Section 2.7(b), such proceeds shall be deposited with the Administrative Agent who shall hold such proceeds in an interest bearing cash collateral account reasonably satisfactory to it; provided, however, that the Loan Parties shall not be required to deposit the proceeds from any Asset Sale resulting in less than $250,000 in Net Cash Proceeds until the aggregate Net Cash Proceeds of such Asset Sales exceeds $1,000,000. From time to time, upon the written request of the Borrower, and provided no Default has occurred and is continuing, the Administrative Agent will release such proceeds to the Borrower as necessary for the acquisition of Replacement Assets in accordance with Section 2.7(b).

(e) The proceeds received pursuant to clauses (a), (b) and (c) above shall be applied, first, to the Advances until paid in full, and second, after giving effect to such repayments of the Advances, to the extent that Excess Availability exceeds $5,000,000, to the Term Loans. Each such repayment of the Term Loans shall be applied against the remaining installments of principal of the Term Loans in the inverse order of maturity. Any repayment made pursuant to this Section 2.7 shall be accompanied by accrued interest on the principal amount being repaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Advances to zero at a time when the Revolver Commitments have been terminated and reduced to zero, such repayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.5.

(f) If, at any time and for any reason, the amount of the Revolving Loan Obligations (including, without limitation, Wells Fargo’s or its Affiliate’s reasonable determination of the credit exposure in respect of the then extant Bank Products) exceeds an amount equal to 25% of the sum of (i) the difference between (x) the PV-10 Value (determined solely under clause (i), and without giving effect to clause (ii), of the definition of the NYMEX Strip Price) of the Proved Developed Producing Reserves of the Loan Parties that are located in the continental United States and the Offshore Waters and subject to a Mortgage and UCC financing statements, that in each case create a perfected, first priority security interest in, and Lien on, such Oil and Gas Properties in favor of the Administrative Agent, and (y) the aggregate amount of Agent Reserves, if any, established by the Administrative Agent pursuant to Section 2.1(a)(ii) plus (ii) the weighted average fair market value of unrealized losses under any Oil and Gas Hedging Contract of any Loan Party with Wells Fargo or any of its Affiliates, the Borrower immediately shall reduce the amount of the outstanding Revolving Loan Obligations in an amount at least equal to such excess as follows: first, by repaying the principal amount of the Advances until paid in full, second, by providing cash collateral in an amount equal to 105% of the then extant Letter of Credit Usage to be held by the Administrative Agent, and, third, by providing cash collateral, in such amounts as Wells Fargo or its Affiliates, as applicable, requires from its customers generally with respect to such Bank Products (based upon Wells Fargo’s or its Affiliate’s reasonable determination of the credit exposure in respect of the then extant Bank Products), to be held by the Administrative Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations.

2.8 Interest Rates and Payment Dates. (a) (i) Each Term Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Applicable Interest Rate.

(ii) Except as provided in clause (iv) below, all Revolving Loan Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin. The foregoing notwithstanding, at no time shall any portion of the Revolving Loan Obligations (other than Letters of Credit and Bank Product Obligations) bear interest on the Daily Balance thereof at a per annum rate less than 4.75%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(iii) Letter of Credit Fee. The Borrower shall pay the Administrative Agent (for the ratable benefit of the Revolving Loan Lenders subject to any letter agreement between the Administrative Agent and individual Revolving Loan Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.14(e)) which shall accrue at a rate equal to 3.0% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(iv) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of the Administrative Agent or the Required Revolving Lenders),

(A) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder, and

(B) the Letter of Credit fee provided for above shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

(b) Interest on the Advances and the Term Loans shall be due and payable in arrears on each Interest Payment Date that Revolving Loan Obligations or Revolving Loan Commitments or Term Loans are outstanding. Letter of Credit fees and all other fees payable hereunder shall be due and payable on the date upon which such fees are payable hereunder.

(c) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(d) If all or a portion of any Obligation shall not be paid when due, such Obligation or the portion of such Obligation which is due and payable (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable to the Loans pursuant to Section 2.8(a) from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(e) The Borrower hereby authorizes the Administrative Agent, from time to time without prior notice to the Borrower, to, and the Administrative Agent agrees that it will, charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.14(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.3 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document, including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products (up to the amount of the then extant Bank Products Reserve), to the Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to the Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.

2.9 Application of Payments. (a) Each borrowing of Initial Loans, Additional Loans or any Advance by the Borrower from the Lenders hereunder, any reduction of the Initial Commitments, Additional Commitments or Revolving Loan Commitments of the Lenders and each payment by the Borrower on account of any fee, shall be made according to the respective applicable Pro Rata Shares of the applicable Lenders. Each payment of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders according to the respective Pro Rata Shares of the applicable Lenders or any written agreement among the Lenders.

(b) Each payment of principal or interest (including each prepayment, whether mandatory or optional) shall be allocated among the applicable Lenders based on the Pro Rata Share of such Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 a.m., California time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 11:00 a.m., California time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d) The receipt of any payment item by the Administrative Agent (whether from transfers to the Administrative Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Payment Office or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Payment Office on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Payment Office on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by the Administrative Agent as of the opening of business on the immediately following Business Day.

(e) [Intentionally Omitted]

(f) [Intentionally Omitted]

(g) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between the Administrative Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for the Administrative Agent’s separate account, after giving effect to any letter agreements between the Administrative Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments shall be remitted to the Administrative Agent and all such payments (other than (x) payments received while no Default or Event of Default has occurred and is continuing and (y) which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees or expenses, including, without limitation, any optional prepayments pursuant to and in accordance with Section 2.6 and any mandatory prepayments pursuant to and in accordance with Section 2.7), and all proceeds of Accounts or other Collateral received by the Administrative Agent, shall be applied as follows:

(i) first, to pay any Lender Group Expenses then due to the Administrative Agent under the Loan Documents, until paid in full,

(ii) second, to pay any Lender Group Expenses then due to the Revolving Loan Lenders under the Loan Documents, on a ratable basis, until paid in full,

(iii) third, to pay any fees then due to the Administrative Agent (for its separate account, after giving effect to any letter agreements between the Administrative Agent and individual Revolving Loan Lenders) under the Loan Documents until paid in full,

(iv) fourth, to pay any fees then due to any or all of the Revolving Loan Lenders (after giving effect to any letter agreements between the Administrative Agent and individual Revolving Loan Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(v) fifth, to pay interest due in respect of all Agent Advances, until paid in full,

(vi) sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans until paid in full,

(vii) seventh, to pay the principal of all Agent Advances until paid in full,

(viii) eighth, to pay the principal of all Swing Loans until paid in full,

(ix) ninth, so long as no Event of Default has occurred and is continuing, and at the Administrative Agent’s election (which election the Administrative Agent agrees will not be made if an Overadvance would be created thereby) to pay amounts then due and owing by the Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

(x) tenth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(xi) eleventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to the Administrative Agent, to be held by the Administrative Agent, for the benefit of Wells Fargo or its Affiliates, as applicable, as cash collateral in an amount up to the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

(xii) twelfth, if an Event of Default has occurred and is continuing, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of Issuing Lender and those Revolving Loan Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

(xiii) thirteenth, to pay any other Revolving Loan Obligations (including Bank Product Obligations) until paid in full,

(xiv) fourteenth, after all of the Revolving Loan Obligations have been paid in full, all Letters of Credit have either been terminated or cash collateralized, all Bank Product Obligations have been paid in full or cash collateralized and the Revolver Commitments have been terminated, to pay the Lender Group Expenses then due to the Term Loan Lenders, on a ratable basis, until paid in full,

(xv) fifteenth, after all of the Revolving Loan Obligations have been paid in full, all Letters of Credit have either been terminated or cash collateralized, all Bank Product Obligations have been paid in full or cash collateralized and the Revolver Commitments have been terminated, to pay fees then due to the Term Loan Lenders under the Loan Documents, on a ratable basis, until paid in full,

(xvi) sixteenth, after all of the Revolving Loan Obligations have been paid in full, all Letters of Credit have either been terminated or cash collateralized, all Bank Product Obligations have been paid in full or cash collateralized and the Revolver Commitments have been terminated, to pay interest due in respect of the Term Loans then due until paid in full,

(xvii) seventeenth, after all of the Revolving Loan Obligations have been paid in full, the Letters of Credit have either been terminated or cash collateralized, all Bank Product Obligations have been paid in full or cash collateralized and the Revolver Commitments have been terminated, to pay the outstanding principal balance of the Term Loans then due until the Term Loans are paid in full,

(xviii) eighteenth, after all of the Revolving Loan Obligations have been paid in full, the Letters of Credit have either been terminated or cash collateralized, all Bank Product Obligations have been paid in full or cash collateralized and the Revolver Commitments have been terminated, to pay any other Term Loan Obligations then due until paid in full, and

(xix) nineteenth, to the Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(h) The Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(i) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Bankruptcy Event), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Bankruptcy Event.

(j) In the event of a direct conflict between the priority provisions of this Section 2.9 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.9 shall control and govern.

(k) If on any day an Indenture Deficit exists, the Borrower shall immediately pay to the Administrative Agent an amount equal to such Indenture Deficit to be applied to the outstanding principal amount of the Advances.

(l) If, at any time or for any reason, the amount of the Revolving Loan Obligations owed by the Borrower to the Lender Group pursuant to Sections 2.1(a) and 2.14 is greater than either the Dollar or percentage limitations set forth in Sections 2.1(a) or 2.14, (an “Overadvance”), the Borrower immediately shall pay to the Administrative Agent (unless an Overadvance is created pursuant to Section 2.3(j) in which case such payment shall be on demand), in cash, the amount of such excess, which amount shall be used by the Administrative Agent to reduce the Revolving Loan Obligations in accordance with the priorities set forth in Section 2.9(g). In addition, the Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

(m) Upon the commencement of a Cleanup Period, the Borrower shall immediately pay to the Administrative Agent, in cash, an amount, if any, by which (i) the sum of (a) the principal amount of Advances plus (b) Letter of Credit Usage in excess of $1,000,000, exceeds (ii) $3,000,000, which amount shall be used by the Administrative Agent to reduce the outstanding principal amount of the Advances.

2.10 Requirements of Law. (a) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(b) A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.11 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.11 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. The Borrower shall not be required to indemnify any Non-U.S. Lender which is not legally able to deliver any such form against Non-Excluded Taxes.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10 or 2.11(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.10 or 2.11(a).

2.13 Replacement of Lenders. In the event that (a) (i) any Lender makes a claim under Section 2.10 or (ii) the Borrower is required to make any payment pursuant to Section 2.11 that is attributable to any Lender, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Majority Lenders under this Agreement and (c) Lenders holding at least 75% of the Commitments are not subject to such increased costs or payment (any such Lender, an “Affected Lender”), the Borrower may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (a)(i) or (ii)) by the Borrower to the Administrative Agent and the Affected Lender that the Borrower intends to make such substitution, which substitute financial institution must be reasonably acceptable to the Administrative Agent; provided, however, that if more than one Lender claims increased costs or right to payment arising from the same act or condition to the same extent (taking into account the amount of each such Lender’s Loans) and such claims are received by the Borrower within thirty (30) days of each other then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claims) less than all, Lenders making such claims. In the event that the proposed substitute financial institution or other entity is reasonably acceptable to the Administrative Agent and the written notice was properly issued under this Section 2.13, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of its Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Upon the effectiveness of such sale, purchase and assumption (which, in any event shall be conditioned upon the payment in full by the Borrower to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date), the substitute financial institution or other entity shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment (if applicable) in the amount of such Affected Lender’s Commitment assumed by it and such Commitment (if applicable) of the Affected Lender shall be terminated, provided that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

2.14 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of the Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of the Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, the Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall not issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances, or

(ii) the Letter of Credit Usage would exceed $3,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances, or

(iv) an Indenture Deficit would exist.

The Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, the Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if the Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances. To the extent an L/C Disbursement is deemed to be an Advance hereunder, the Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Loan Lenders have made payments pursuant to Section 2.14(c) to reimburse the Issuing Lender, then to such Revolving Loan Lenders and the Issuing Lender as their interest may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.14(a), each Revolving Loan Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if the Borrower had requested such Advance and the Administrative Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Loan Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Revolving Loan Lenders, the Issuing Lender shall be deemed to have granted to each Revolving Loan Lender, and each Revolving Loan Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Revolving Loan Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Loan Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Loan Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Loan Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this Section 2.14(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4 hereof. If any such Revolving Loan Lender fails to make available to the Administrative Agent the amount of such Revolving Loan Lender’s Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, the Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Revolving Loan Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) The Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. The Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for the Borrower’s account, even though this interpretation may be different from the Borrower’s own, and the Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. The Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by the Borrower against such Underlying Issuer. The Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

(d) The Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by the Borrower to the Administrative Agent for the account of the Issuing Lender; it being acknowledged and agreed by the Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay on demand such amounts as the Administrative Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to the Advances. The determination by the Administrative Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.15 Cash Management

(a) On or prior to the Closing Date, the Borrower shall (i) establish and maintain cash management services of a type and on terms satisfactory to the Administrative Agent at one or more of the banks set forth on Schedule 2.15(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in the Administrative Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks. The Borrower shall establish and maintain a concentration account in its name (the “Concentration Account”) at the bank or banks which shall be designated as the concentration account bank for the Borrower on Schedule 2.15(a) (the “Concentration Account Bank”) which bank shall be satisfactory to the Administrative Agent.

(b) Each Cash Management Bank and the Concentration Account Bank shall establish and maintain Cash Management Agreements with the Administrative Agent and the Borrower or any Guarantor, in form and substance acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and the Concentration Account and proceeds thereof are held by such Cash Management Bank or the Concentration Account Bank, as the case may be, as agent or bailee-in-possession for the Administrative Agent, (ii) the Cash Management Bank and the Concentration Account Bank have no rights of setoff or recoupment or any other claim against the applicable Cash Management Account or Concentration Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account or Concentration Account and for returned checks or other items of payment, (iii) (A) with respect to each Cash Management Bank, such bank agrees, to forward immediately all amounts in each Cash Management Account to the Concentration Account Bank and to cause daily sweeps from such Cash Management Account into the Concentration Account, and (B) with respect to the Concentration Account Bank, such bank agrees from and after a receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may be given by the Administrative Agent at any time at which a Default or an Event of Default shall have occurred and is continuing), to immediately forward all amounts received in the Concentration Account to the Payment Office; provided, however, that the Administrative Agent reserves the right in its sole discretion, to require that Collections representing amounts attributable to trust fund taxes or Hydrocarbon interests of third Persons be segregated by the Cash Management Banks and held in a separate account (it being the intent of the Administrative Agent, to the extent it has sufficient information to do so, to so segregate trust fund taxes or Hydrocarbon interests of third Persons, and avoid the deposit of such funds into the Payment Office), and (iv) prior to the receipt by the Concentration Account Bank of an Activation Notice, all amounts in the Concentration Account may be transferred to and used by the Borrower in the ordinary course of business. From and after the date the Administrative Agent has delivered an Activation Notice to any Cash Management Bank with respect to any Cash Management Account(s), the Borrower shall not accumulate or maintain cash in disbursement or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(c) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 2.15(a) to add or replace a Cash Management Bank, Cash Management Account, Concentration Account Bank or Concentration Account; provided, however, that (i) such prospective Cash Management Bank or Concentration Account Bank shall be satisfactory to the Administrative Agent and the Administrative Agent shall have consented in writing in advance to the opening of such Cash Management Account or Concentration Account with the prospective Cash Management Bank or Concentration Account Bank, and (ii) prior to the time of the opening of such Cash Management Account or Concentration Account, the Borrower and Guarantors and such prospective Cash Management Bank or Concentration Account Bank shall have executed and delivered to the Administrative Agent a Cash Management Agreement. The Borrower shall close any of its Cash Management Accounts or Concentration Account (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Administrative Agent that the creditworthiness of any Cash Management Bank or Concentration Account Bank is no longer acceptable in the Administrative Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts, Concentration Account Bank with respect to the Concentration Account or the Administrative Agent’s liability under any Cash Management Agreement with such Cash Management Bank or the Concentration Account Bank is no longer acceptable in the Administrative Agent’s reasonable judgment.

(d) The Cash Management Accounts and the Concentration Account shall be cash collateral accounts, with all Collections in such accounts securing payment of the Obligations, and in which the Borrower and each Guarantor is hereby deemed to have granted a Lien to the Administrative Agent.

2.16 Maintenance of Loan Account; Statements of Obligations. The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) on which the Borrower will be charged with all Advances (including Agent Advances and Swing Loans) made by the Administrative Agent, Swing Lender, or the Lenders to the Borrower or for the Borrower’s account, the L/C’s issued by Issuing Lender for the Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (including Bank Product Obligations up to the amount of the then extant Bank Products Reserve but excluding the Term Loan Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with this Section 2.16, the Loan Account will be credited with all payments received by the Administrative Agent from the Borrower or for the Borrower’s account. The Administrative Agent shall render statements regarding the Loan Account to the Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Lender Group unless, within 60 days after receipt thereof by the Borrower, the Borrower shall deliver to the Administrative Agent written objection thereto describing the error or errors contained in any such statements.

2.17 Capital Requirements. If, after the date hereof, any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower and the Administrative Agent thereof. Following receipt of such notice, the Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans the Borrower hereby represents and warrants to each Agent and each Lender that as of the Closing Date:

3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet (including the notes thereto) (the “Pro Forma Balance Sheet”), of the Borrower and its consolidated Subsidiaries, dated as of December 31, 2002, and adjusted to give effect (as if such events had occurred on such date) to (i) the Loans to be made on the Original Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing, a copy of which has been furnished to the Administrative Agent and each Lender, has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at December 31, 2002, assuming that the events specified in clauses (i) and (ii) above had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2001 and December 31, 2002, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2003, and the related consolidated statement of income and of cash flow for the fiscal quarter then ended previously delivered to the Administrative Agent, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of the operations of the Borrower and its consolidated Subsidiaries and their consolidated cash flows for the respective fiscal years or fiscal quarter then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as disclosed in writing to the Administrative Agent, as of the date hereof, the Borrower and its Subsidiaries have no material Guarantee Obligations, contingent liabilities (which, in the case of contingent liabilities, are of the type required in accordance with GAAP to be disclosed in the Borrower’s annual financial statements) and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any Hedging Obligation that is not reflected in the most recent financial statements referred to in this paragraph except for Hedging Obligations incurred since the date of such financial statements in the ordinary course of business and disclosed on Schedule 3.23. Since the Original Closing Date, to and including the date hereof except as disclosed on Schedule 3.1(b), there has been no Disposition by the Borrower or its Subsidiaries of any material part of its business or Property.

3.2 No Change. Since December 31, 2002 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. (a) Each Loan Party (i) is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other entity, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure comply therewith could not, in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) is, in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party has all licenses, permits, franchises, or other governmental authorizations necessary for the ownership and, if such Loan Party is the operator, operation of its Oil and Gas Properties and the conduct of its businesses, and is in compliance with the terms and conditions of all such licenses, permits, franchises, or other governmental authorizations except where the failure to obtain the same or to be in compliance could not reasonably be expected to have a Material Adverse Effect. The Oil and Gas Properties operated by the Loan Parties have been maintained, operated and developed by the applicable Loan Party in a good and workmanlike manner and in conformity in all material respects with all Requirements of Law and all rules, regulations and orders of all duly constituted Governmental Authorities having jurisdiction and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties; specifically in this connection, to the best knowledge of the Loan Parties, (i) after the date of this Agreement, no such Oil and Gas Property is subject to having allowable production reduced in any material respect below the full and regular regulatory allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date of this Agreement; and (ii) none of the wells comprising a part of such Oil and Gas Properties are deviated from the vertical more than the maximum permitted by

Requirements of Law and regulations, rules and orders of any Governmental Authority having appropriate jurisdiction, and such wells are, in fact, bottomed under and are producing from, and the wellbores are wholly within, the Oil and Gas Properties.

3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by a Loan Party in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents except for filings and recording of Security Documents required to perfect the interest of Lenders and actions to be taken in compliance with covenants contained in any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not result in a violation by a Loan Party of any Requirement of Law or any Contractual Obligation of any Loan Party or any of their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Loan Parties or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect. Other than the Borrower’s Indebtedness which has been or may be incurred pursuant to this Agreement the Existing Credit Agreement which is being amended and restated by this Agreement and the prior credit agreement which was amended and restated by the Existing Credit Agreement, the Loan Parties have not created, incurred, assumed, permitted, guaranteed, or otherwise become, directly or indirectly, liable with respect to any Indebtedness permitted pursuant to clauses (a) and (j) of the definition of “Permitted Indebtedness” set forth in the Indenture.

3.6 No Material Litigation.

(a) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Loan Parties, threatened by or against the Loan Parties or any of their respective Subsidiaries or against any of their respective properties or revenues (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (ii) that could reasonably be expected to have a Material Adverse Effect.

(b) There is no material claim or action pending or, to the knowledge of the Borrower, overtly threatened, by any party claiming any interest in any Mortgage Property or any lands subject to any mortgaged lease, servitudes or other mineral rights.

3.7 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens.

(a) Each Loan Party has good and defensible title to its material Oil and Gas Properties, and good and indefeasable title to all of its other Property and Oil and Gas Properties constituting personal property, in each case material to its business and in each case, free and clear of all Liens except as permitted by Section 6.2.

(b) After giving full effect to all Liens permitted under Section 6.2, the Borrower and its Subsidiaries own in all material respects the net revenue interest (inclusive of overriding royalty interests and royalty interests) in Hydrocarbons produced from the Oil and Gas Properties as reflected in the most recent Reserve Report (other than Oil and Gas Properties Disposed of (i) in the case of the Initial Reserve Report, since the date thereof and described on Schedule 3.1(b) or (ii) in the case of any other Reserve Report, since the date hereof in accordance with the provisions of Section 6.4), and neither the Borrower nor any of its Subsidiaries is obligated to bear costs or expenses in respect of such Oil and Gas Properties materially in excess of its working interests percentage as reflected in the most recent Reserve Report including, without limitation any “back-in” or “reversionary” interests held by third parties which would materially reduce the interest of the Borrower or any Subsidiary in such Oil and Gas Properties, except as expressly set forth in the most recent Reserve Report. The ownership of such Oil and Gas Properties shall not obligate the Borrower or any of its Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Oil and Gas Property in any amount materially in excess of the working interest of such Oil and Gas Property as reflected in the most recent Reserve Report. Notwithstanding anything to the contrary in the foregoing parts of this Section 3.8(b), the Lenders understand and agree that the net revenue interests and working interests for all categories of oil and gas reserves other than Proved Developed Producing Reserves are based on the Borrower’s reasonable estimates and assumptions and are subject to change based on pre-drilling title examinations and/or the final configuration of any unit subsequently formed in connection with any wells drilled, re-entered or re-completed on the applicable Hydrocarbon Interest.

(c) All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

(d) The rights, Properties and other assets presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the Closing Date.

(e) To the best of the Borrower’s knowledge, no consents or rights of first refusal exist or remain outstanding with respect to the Borrower’s and its Subsidiaries’ interests in the Oil and Gas Properties assigned to them pursuant to any acquisition of Oil and Gas Properties, except as permitted by Section 6.2, to the extent any such consents or rights of first refusal would limit or otherwise adversely affect their ownership of such properties or the rights granted to the Administrative Agent for the benefit of the Lenders under the Security Documents.

(f) The Hydrocarbon Interests and operating agreements attributable to the Oil and Gas Properties are in full force and effect in all material respects in accordance with their terms.

(g) The Borrower’s and each of its Subsidiary’s marketing, gathering, transportation, processing and treating facilities and equipment, together with any marketing, gathering, transportation, processing and treating contracts in effect between and/or among the Borrower, any of its Subsidiaries and any other Person, are sufficient to gather transport, process and/or treat, reasonably anticipated volumes of production of Hydrocarbons from the Oil and Gas Properties of the Borrower and its Subsidiaries.

(h) (i) Part A of Schedule 3.8 lists completely and correctly in all material respects, individually and in the aggregate, as of the Closing Date all Real Property (other than Oil and Gas Properties) owned in fee by each Loan Party and the addresses or a brief legal description thereof, (ii) Part B of Schedule 3.8 lists completely and correctly in all material respects, individually and in the aggregate, as of the Closing Date all Real Property (other than Oil and Gas Properties) leased by each Loan Party and the addresses or a brief legal description thereof and (iii) unless otherwise set forth in the latest Reserve Report, Part C of Schedule 3.8 lists completely and correctly in all material respects, individually and in the aggregate, as of the Closing Date all Oil and Gas Properties that are Real Property whether leased or owned by any Loan Party and the respective counties or parishes and states in which such Oil and Gas Properties are located and “OCS lease number” or other similar state lease numbers, if applicable.

(i) As of the Closing Date, each Loan Party has valid leasehold interests in the leases on property (not including leases for Oil and Gas Properties) described on Schedule 3.8 and such schedule sets forth with respect to each such lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 3.8.

3.9 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.10 Taxes. Each Loan Party has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the appropriate Loan Party or its Subsidiaries, as the case may be); and no tax Lien has been filed against the Property of any Loan Party, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation T, U or X as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

3.12 Labor Matters. There are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of any Loan Party.

3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.

The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and no Loan Party nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any Loan Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

3.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.15 constitute all of the Subsidiaries of the Loan Parties at the date hereof. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors, consultants, former employees, former directors and former consultants and directors’ qualifying shares) of any nature relating to any Capital Stock of any Loan Party other than the Borrower.

3.16 Use of Proceeds. The proceeds of the Loans shall be used (i) to repurchase the Repurchased 10-7/8% Notes pursuant to the Purchase Agreement, (ii) to pay the related fees and expenses incurred in connection therewith and (iii) for general corporate purposes (including, in the case of the Additional Loans only, to repurchase 10-7/8% Notes).

3.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect:

(a) The Loan Parties: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Loan Party, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of such Person under any applicable Environmental Law or otherwise result in costs to such Person, or (ii) interfere with such Person’s continued operations, or (iii) impair the fair saleable value of any real property owned, operated or leased by such Person.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Loan Party is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened.

(d) No Loan Party has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) No Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) No Loan Party has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

3.18 Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact and all such statements and information, taken as a whole, do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading; provided, however, with respect to projections and pro forma financial information and engineering reports contained in the materials referenced above the Borrower represents only that such information was based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no material fact known to any Loan Party that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19 Security Documents. (a) Each of the Guaranty and Collateral Agreement and the Cash Management Agreements is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the securities pledged by the Loan Parties pursuant to the Guaranty and Collateral Agreement, when any certificates representing such pledged securities are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guaranty and Collateral Agreement, the filing of the financing statements in the offices specified on Schedule 3.19(a)-1 (delivered to the Administrative Agent) and the other filings and actions as are specified on Schedule 3 to the Guaranty and Collateral Agreement (which have fully completed) or the dominion and control by the Administrative Agent of each Cash Management Account and Concentration Account resulted in the perfection of the Administrative Agent’s Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described in the Guaranty and Collateral Agreement and the Cash Management Agreements and the proceeds thereof, as security for the Obligations (as defined in the Guaranty and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than securities pledged by the Loan Parties, Liens permitted by Section 6.2). Schedule 3.19(a)-2 lists each UCC financing statement that (i) names any Loan Party as debtor and (ii) was assigned on the Original Closing Date to the Administrative Agent. On or prior to the Original Closing Date, the Borrower delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements, signed by the relevant secured party or with respect to which the relevant secured parties have given Borrower the authority to file such termination statements, in respect of each UCC financing statement listed in Schedule 3.19(a)-3.

(b) Each of the Mortgages covering the Mortgaged Properties is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Properties described therein and proceeds thereof and when such Mortgages were filed in the offices specified on Schedule 3.19(b) (in the case of the Mortgages which were executed and delivered on the Original Closing Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.9(c)), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by Section 6.2 or the relevant Mortgage).

3.20 Gas Imbalances. Set forth in Schedule 3.20 is a schedule, as of the most recent date available, on a net basis, of all material gas imbalances, take or pay or other prepayments with respect to the Borrower’s or any Subsidiary’s Oil and Gas Properties which would require the Borrower or a Subsidiary to deliver Hydrocarbons produced from the Borrower’s or such Subsidiary’s Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

3.21 Initial Reserve Report. The Borrower has heretofore delivered to the Administrative Agent true and complete copies of a Reserve Report prepared by Netherland Sewell & Associates, Inc. dated January 1, 2003 (the “Initial Reserve Report”) relating to an evaluation of the Proved Reserves attributable to the Oil and Gas Properties described therein. To the best of the Borrower’s knowledge, (i) the assumptions stated or used in the preparation of the Initial Reserve Report were reasonable at the time made (it being understood by the Administrative Agent and the Lenders that assumptions as to future results are subject to uncertainty and that no assurance can be given that any particular projections will be realized), (ii) all information furnished by the Borrower to Netherland Sewell & Associates, Inc., taken as a whole, for use in the preparation of the Initial Reserve Report was accurate in all material respects, (iii) there has been no material change in the amount of the estimated Proved Reserves shown in the Initial Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, changes in prices, acquisitions, divestitures and changes in operations arising in the ordinary course of business and (iv) the Initial Reserve Report does not omit any material statement or information necessary to cause the same not to be misleading to the Administrative Agent and the Lenders in any material respect.

3.22 Insurance. Each Loan Party has, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent, for the ratable benefit of the Lenders, has been named as additional insureds in respect of such liability insurance policies. Schedule 3.22 attached hereto contains an accurate and complete description of all performance bonds related to operations on or pertaining to the Oil and Gas Properties, and all material policies of insurance owned or held by the Borrower and each of its Subsidiaries. Except as set forth on Schedule 3.22, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Schedule 3.22, such bonds and policies are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any of its Subsidiaries is a party; are valid, outstanding and enforceable policies; provide adequate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are required by Governmental Authorities and/or usually insured or bonded against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each of its Subsidiaries; will remain in full force and effect through the respective dates set forth in Schedule 3.22 without the payment of additional premiums except as set forth on Schedule 3.22; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this agreement. Neither the Borrower nor any of its Subsidiaries has been refused any bonds or insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary bond or policy limits, by any bonding company or insurance carrier to which it has applied for any such bond or insurance or with which it has carried insurance during the last three years; provided, that the Borrower and its Subsidiaries are currently required to post letters of credit or other collateral to obtain bonds.

3.23 Existing Hedging Agreements. Schedule 3.23 sets forth a true and complete list of all (i) Oil and Gas Hedging Contracts (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary (collectively, the “Existing Oil and Gas Hedging Contracts”) and (ii) Rate Management Agreements, including, in each case, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of two Business Days prior to the Closing Date), all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

3.24 Marketing of Production. Except for contracts listed on Schedule 3.24 (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), as of the Closing Date, there exist no material Contractual Obligations which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months.

3.25 Material Personal Property. All material pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Loan Party that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by such Loan Party, in a manner consistent with such Loan Party’s past practices (other than those the failure of which to maintain in accordance with this Section 3.25 could not reasonably be expect to have a Material Adverse Effect).

3.26 Exchange Act Reports. The Purchaser has timely filed all reports, forms, proxy statements and registration statements (collectively the “Disclosure Documents”) required to be filed with the SEC under the Exchange Act and the Securities Act. As of their respective dates, the Disclosure Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and the respective rules and regulations of the SEC thereunder applicable to such documents. As of their respective dates none of the Disclosure Documents contained, and as of the date hereof none of the Disclosure Documents filed since December 31, 2001 contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.27 Location of Inventory and Equipment. The equipment of the Loan Parties is located only at the locations identified on Schedule 3.27, other than such equipment (a) in transit or temporarily removed to a location not identified therein for refurbishment or repair or (b) located on an Oil and Gas Property of a Loan Party. There is no location at which any Loan Party has any material inventory, including Hydrocarbon products (except for Hydrocarbon products in transit and Hydrocarbon products located on an Oil and Gas Property of a Loan

Party), other than the locations identified on Schedule 3.27. Schedule 3.27 contain a true, correct and complete list, in all material respects, as of the Closing Date, of each location at which Hydrocarbon products of the Loan Parties are stored (other than Hydrocarbon products in transit or stored on an Oil and Gas Property of a Loan Party).

3.28 Books and Records. Each Loan Party keeps correct and accurate records itemizing and describing the type and quantity of its Hydrocarbons and Hydrocarbon Interests.

3.29 Location of Chief Executive Office; FEIN; Commercial Tort Claims. (a) Schedule 3.29 sets forth the address of the chief executive office of each Loan Party, each Loan Party’s FEIN and each Loan Party’s organizational identification number.

(b) No Loan Party holds any commercial tort claims as of the date hereof, except as identified in Schedule 3.29.

3.30 Fraudulent Transfer. (a) After giving effect to the initial Advances and the making of the Term Loans under this Agreement, the Borrower individually is, and the Loan Parties taken as a whole are, Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

3.31 DDAs. Set forth on Schedule 3.31 are all of each Loan Party’s DDAs, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

3.32 Material Contracts. Set forth on Schedule 3.32 is a complete and accurate list as of the Closing Date of all material Contractual Obligations of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such material Contractual Obligation (i) is in full force and effect and is binding upon and enforceable against each Loan Party and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of Borrower or, to the knowledge of such Loan Party, any other party thereto.

3.33 Nature of Business. The Borrower and the other Loan Parties (other than the Immaterial Subsidiary) are engaged solely in the Oil and Gas Business with operations solely within the continental United States and the Offshore Waters. The Immaterial Subsidiary has aggregate assets with a net book value of not greater than $100,000, has no material liabilities and is not engaged in any trade, operations or business.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guaranty and Collateral Agreement, executed and delivered by a duly authorized officer of each Loan Party thereto, (iii) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each Loan Party thereto and (v) the Syndication Letter Agreement executed and delivered by the Borrower, the Syndication Agent and the Arranger.

(b) Approvals. All governmental and material third party approvals necessary to be obtained by a Loan Party in connection with the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 6.2.

(e) Environmental Matters. The Administrative Agent shall be satisfied with the results of the environmental review of the Properties of the Loan Parties.

(f) Certificate. The Administrative Agent shall have received certificates of each Loan Party, dated the Closing Date, substantially in the form of Exhibits G-1 and G-2, with appropriate insertions and attachments.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Porter & Hedges, L.L.P., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit H;

(ii) the legal opinion of Schully, Roberts, Slattery, Jaubert & Marino, special Louisiana counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit I.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require, including, without limitation, that the amendment and restatement of the Existing Credit Agreement will not adversely affect the status of perfection and priority of the Administrative Agent’s Lien on the Collateral.

(h) Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(i) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(j) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(k) Fee Letter. The Administrative Agent shall have received the Fee Letter, executed and delivered by a duly authorized officer of each Loan Party.

(l) Due Diligence. The Administrative Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of the Borrower’s books and records and verification of the Borrower’s representations and warranties to the Administrative Agent, the results of which shall be satisfactory to the Administrative Agent and (ii) a takeover audit which will include, among other things, a verification that all of the Loan Parties’ production taxes and royalty payments are current, verification of the Loan Parties’ cash balances (including the sources of such cash) and a calculation of the Borrowing Base, dated as of April 30, 2003, after updating the two-year NYMEX Strip Price and rolling forward the production volumes of the Loan Parties.

(m) Collateral Access Agreement. Each Loan Party (other than the Immaterial Subsidiary) shall have provided the Administrative Agent with a collateral access agreement with the landlord of its chief executive office, which agreement must be in form and substance satisfactory to the Administrative Agent.

(n) Lender Group Expenses. The Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement.

(o) Specified Hedge Agreements. The Administrative Agent shall have received evidence that the Loan Parties shall have entered into Specified Hedge Agreements with respect to its Hydrocarbon production, with the aggregate notional volumes of Hydrocarbons covered by such Specified Hedge Agreements constituting not less than 25% of the aggregate amount of the Loan Parties estimated Hydrocarbon production volumes on an mcf equivalent basis (where one barrel of oil is equal to six mcf of gas) for the succeeding six calendar months after the Closing Date from Oil and Gas Properties classified as Proved Developed Producing Reserves in the Initial Reserve Report plus the estimated production from anticipated drilling by the Borrower or its Subsidiaries during such succeeding six months.

(p) Excess Availability. As of March 31, 2003, Excess Availability was greater than $7,000,000.

(q) Consent Side Letters. The Administrative Agent shall have received (i) a waiver and consent from each of the general partner and limited partner of Mission E&P Limited Partnership, in form and substance satisfactory to the Administrative Agent, pursuant to which such Persons shall consent to and waive any violation of the Limited Partnership Agreement of Mission E&P Limited Partnership, dated December 4, 2001, as a result of the pledge of such partnership interests to, and the exercise of any rights and remedies of, the Administrative Agent pursuant to the Loan Documents and (ii) a waiver and consent from the sole member of Mission Holdings LLC, in form and substance satisfactory to the Administrative Agent, pursuant to which such Persons shall consent to and waive any violation of the First Amended and Restated Limited Liability Company Agreement of Mission Holdings LLC, dated December 4, 2001, as a result of the pledge of such membership interests to, and the exercise of any rights and remedies of, the Administrative Agent pursuant to the Loan Documents (clauses (i) and (ii) above collectively, the “Consent Side Letters”).

(r) Other Documents. All other agreements and documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Administrative Agent.

4.2 Conditions Precedent to all Extensions of Credit. The obligation of the Revolving Loan Lenders (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against the Borrower, the Administrative Agent, any Lender, or any of their Affiliates; and

(d) no event or development has occurred that could reasonably be expected to have a Material Adverse Effect.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other Obligation is outstanding, the Borrower shall and shall cause each of the Loan Parties and their respective Subsidiaries to:

5.1 Financial Reporting. Furnish to each Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event not later than 35 days after the end of each month occurring during each fiscal year of the Borrower (other than the first month of each fiscal year), the Borrower’s internally generated management financial report for the Borrower and its Subsidiaries as at the end of such month (which report shall be subject to normal adjustments as reflected in the financial reports provided pursuant to Sections 5.1(a) and (b)) in a form, and covering such matters, reasonably acceptable to the Majority Lenders and the Administrative Agent and setting forth a calculation of the Dedicated Free Cash to date from January 1, 2003, through the last day of such month;

(d) together with the delivery of the financial information to be supplied under Sections 5.1(a) and (b), a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 3.23, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e) (i) not later than February 28 of each year, a Reserve Report prepared by the Approved Engineers dated as of January 1 of such year, (ii) either (A) not later than 40 days after any one written request by the Majority Term Loan Lenders, a Reserve Report prepared by petroleum engineers who are employees of the Borrower and audited by the Approved Engineers, or (B) not later than 75 days after any one written request by the Majority Term Loan Lenders, a Reserve Report prepared by the Approved Engineers at the Borrower’s expense, and (iii) promptly upon written request by the Administrative Agent, a Reserve Report prepared by the Approved Engineers; provided, that prior to the occurrence and continuance of a Default or an Event of Default, the Administrative Agent may request, at the Borrower’s cost and expense, no more than one such Reserve Report during any 12-month period, with any additional requests for Reserve Reports during any such period to be at the Administrative Agent’s costs and expense, and after the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent may, from time to time, request such Reserve Reports at the sole cost and expense of the Borrower, in each case dated as of the first day of the month during which the Borrower receives such request and together with an accompanying report on Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories concerning the Oil and Gas Properties and interests owned by the Borrower and its Subsidiaries which have attributable to them Proved Reserves. Each such Reserve Report shall reflect the PV-10 Value of the Oil and Gas Properties of the Loan Parties as of the effective date of such Reserve Report and shall otherwise conform to the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the SEC, shall take into account any material “over-produced” and “under produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Reserve Report, including the Proved Reserves of the Borrower and its Subsidiaries as of the date of such report and any updated production history of the Proved Reserves of the Borrower and its Subsidiaries as of such date. Together with such report, the Borrower shall furnish to the Lenders any updated production history of the Proved Reserves of the Borrower and its Subsidiaries as of such date, the lease operating expenses attributable to the Borrower’s and its Subsidiaries’ Oil and Gas Properties for the prior 12-month period, together with any other information as to the operations of the Borrower and its Subsidiaries as reasonably requested by the Lenders. Together with such report, the Borrower shall furnish to the Lenders such additional data and information concerning pricing, quantities, or volume of production from or attributable to the Oil and Gas Properties with respect thereto as the Lenders may reasonably request;

(f) within 45 days after the end of each first, second and third fiscal quarter of each fiscal year (other than any quarter during which a Reserve Report has been delivered pursuant to Section 5.1(e)(ii)), a Reserve Report prepared as of the first day after the end of each such fiscal quarter by petroleum engineers who are employees of the Borrower, together with an accompanying report on Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories, both in the same form and scope as the reports in paragraph (e) above. Each such Reserve Report shall be prepared by or at the direction of the Borrower and shall be certified by the senior petroleum engineer of the Borrower as to the truth and accuracy of the information utilized to prepare the Reserve Report, except as to projections of the results of future operations and quantities of reserves, which will be certified as being based on assumptions believed to be reasonable at the time made. Each such Reserve Report shall roll forward quantities of Proved Reserves from the immediately preceding Reserve Report provided pursuant to Section 5.1(e) or this Section 5.1(f), as applicable, adjusted for (w) actual production since the effective date of such preceding Reserve Report, (x) appropriate revisions in timing of development activities, (y) prices in effect at the effective date of such Reserve Report and (z) any material additions or revisions in proved reserves known to the management of the Borrower at the effective date of such Reserve Report; and

(g) such other information (including reserve, engineering, geological, and title information) as the Administrative Agent or any Lender may from time to time reasonably request.

All such financial statements are to present fairly in all material respects and are to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) and are to present fairly the financial positions and results of operations of the Borrower and its consolidated Subsidiaries.

5.2 Certificates; Other Information. Furnish to each Agent and each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Sections 5.1 (a) and (b), (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (A) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Loan Parties and their respective Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (B) to the extent not previously disclosed to the Administrative Agent, a listing of any Hydrocarbon Interests and/or real property acquired by any Loan Party at a purchase price in excess of $1,000,000 and a listing of any Intellectual Property acquired by any Loan Party at a purchase price in excess of $250,000, in each case since the date of the most recent list delivered pursuant to this clause (B) (or, in the case of the first such list so delivered, since the Closing Date) and (C) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c) as soon as available, and in any event not later than November 15 of each year, a detailed consolidated budget for the succeeding fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such succeeding fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) which budget shall be subject to review and approval in accordance with the provisions of Section 5.15, if applicable (such budget, following any revision and approval required by Section 5.15, being referred to as the “Additional Budget”), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections were prepared based upon estimates, information and assumptions believed by the Borrower at the time made to be reasonable and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) as soon as possible and in any event within five days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in a Material Adverse Effect; and (ii) any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Loan Party;

(f) reports, certifications, engineering studies, environmental assessments, or other written material or data in form, scope, and substance satisfactory to the Administrative Agent or the Majority Lenders, in the event that the Administrative Agent or the Majority Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law or a condition at any property owned, operated or leased by any Loan Party or any of their respective Subsidiaries that could give rise to material environmental costs or liabilities, or if an Event of Default occurs; provided, however, that should any Loan Party or its Subsidiary fail to provide such reports, certifications, engineering studies or other written material or data within 75 days after the Administrative Agent’s or Lender’s request, the Administrative Agent shall have the right, at such Loan Parties’ or Subsidiary’s sole cost and expense, to conduct such environmental assessments or investigations as may reasonably be required to satisfy the Administrative Agent and the Lenders that the Loan Parties or their respective Subsidiary is in material compliance with Environmental Laws;

(g) upon the request of the Administrative Agent or any Lender, provide reasonable access during normal business hours to all geological, engineering and related data contained in any Loan Parties’ or its Subsidiaries’ files or readily accessible to the Loan Parties or their Subsidiaries relating to its Mortgaged Properties, subject to and as may be limited by any confidentiality agreements to which such Loan Party or any of its Subsidiaries is a party or by which any such data is bound; provided, however, that upon the request of the Administrative Agent, such Loan Party shall make such reasonable efforts to obtain a release from such confidentiality agreements for the purpose of providing such data to the Administrative Agent;

(h) in the event the Borrower or any Subsidiary intends to Dispose of any Oil or Gas Properties in accordance with this Agreement (but only if such transaction involves the disposition of Oil and Gas Properties for a value in excess of $3,000,000) prior written notice of such Disposition, the price thereof and the anticipated date of closing;

(i) promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement in respect of Indebtedness in excess of $2,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5;

(j) promptly following the written request from the Administrative Agent thereof, a list of all Persons disbursing proceeds to the Borrower or any Subsidiary from its Oil and Gas Properties;

(k) promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary, and a copy of any response by the Borrower or any such Subsidiary of the Borrower, or the Board of Directors of the Borrower or any such Subsidiary of the Borrower, to such letter or report;

(l) promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement or prospectus filed by the Borrower with any securities exchange or the SEC;

(m) as soon as available, but in any event within 35 days after the end of each month ending after the Closing Date, (i) a borrowing base certificate, current as of the last day of such month, supported by schedules showing the derivation thereof, including the calculation of the PV-10 Value of the Proved Developed Producing Reserves composing the Borrowing Base and containing such detail and other information as the Administrative Agent may request from time to time, provided, that (A) the Borrowing Base set forth in the borrowing base certificate shall be determined pursuant to the information set forth in the Reserve Report most recently delivered by the Borrower pursuant to Section 5.1(e) or (f), such calculation to be made by multiplying (x) the volumetric quantity of the categories of estimated Proved Developed Producing Reserves set forth in such Reserve Report less such aggregate projected production volumes of Proved Developed Producing Reserves since the date of and as provided in such Reserve Report by (y) the applicable NYMEX Strip Price as of the last Business Day of the month preceding the date of the delivery by the Borrower of such report to the Administrative Agent, (B) such Borrowing Base shall be effective from and including the date such borrowing base certificate is duly received by the Administrative Agent but not including the date on which a subsequent borrowing base certificate is received by the Administrative Agent unless the Administrative Agent disputes the eligibility of any Oil and Gas Property for inclusion in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (C) in the event of any dispute about the eligibility of any such property included in the calculation of the Borrowing Base or the valuation thereof, the Administrative Agent’s good faith judgment shall control, and (ii) a report, with a certificate of an Authorized Person of the Borrower certifying to the completeness and accuracy of the report, discussing (x) any change since the date of such Reserve Report in the categorization of any Oil and Gas Properties among Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and “other”, (y) any change in the working interest or net revenue interest in the Oil and Gas Properties of any Loan Party reflected on such Reserve Report, and (z) such other information as the Administrative Agent shall reasonably consider appropriate or necessary from the perspective of an asset-based lender;

(n) as soon as available, but in any event not later than 45 days after the end of each quarter, a report, certified by an Authorized Person of the Borrower: (i) setting forth the total amount actually paid by each Loan Party during the preceding quarter for: (A) plugging and abandonment costs for previous or ongoing plugging and abandonment operations pertaining to its Oil and Gas Properties, and (B) general bond and supplemental bond payments pertaining to plugging and abandonment costs; and (ii) estimating the future payments for (A) and (B), above, for each of the succeeding two quarters; and

(o) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature (including, without limitation, production taxes and royalty payments), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Parties or their respective Subsidiaries, as the case may be.

5.4 Conduct of Business and Maintenance of Existence, Etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) comply in all material respects with all Contractual Obligations and Requirements of Law;

(c) produce and market all the Proved Reserves attributable to the Borrower’s and its Subsidiaries’ interests in the Oil and Gas Properties in accordance with prudent industry practice; and

(d) comply in all material respects with all leases, agreements and documents pertaining to or affecting the Hydrocarbon Interests during the term of this Agreement.

5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted;

(b) maintain, and cause its Subsidiaries to maintain, (i) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risks (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries;

(c) name the Administrative Agent, for the ratable benefit of the Lenders, as an additional insured in respect of the insurance policies referred to in Section 5.5(b). Such insurance policies shall not be (i) canceled or (ii) amended or changed in any respect which is materially adverse to the interests of the Lenders, in either event without at least 30 days’ written notice to the Administrative Agent. So long as no Default or Event of Default exists and is continuing, proceeds of any such insurance policies shall be applied, subject to Section 2.7(b), first to the restoration, repair, replacement or plugging and abandonment (and any reasonable costs and expenses related to any thereof) of the Properties to the extent such actions would be reasonably prudent and the remainder, if any, shall be applied to the Obligations to prepay the Obligations in the manner set forth in Section 2.7(b);

(d) renew or replace all insurance policies referred to in Section 5.5(b)on terms no less favorable to the Administrative Agent for the ratable benefit of the Lenders during the term of this Agreement. Any substitute underwriter shall be financially sound as the Borrower’s existing underwriters;

(e) do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery, facilities, marketing, gathering, transportation and processing assets and from time to time make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its material Oil and Gas Properties and other material Properties will be preserved and maintained, except to the extent a portion of such Properties is no longer capable of commercially producing Hydrocarbons;

(f) (i) to promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and Indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, and (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except (x) in each case of clauses (i) and (ii) to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and (y) for Dispositions permitted by Section 6.4; and

(g) to the extent that the Oil and Gas Properties (i) are operated by the Borrower or its Subsidiaries, act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties; to carry out all such operations as would a reasonable and prudent operator in accordance with standard industry practices; and to comply in all material respects with all applicable contracts and agreements and all Governmental Requirements and (ii) are not operated by the Borrower or its Subsidiaries, utilize its property and contractual rights as a prudent owner in an effort (A) to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties; (B) to cause the operator to carry out all operations as would a reasonable and prudent operator in accordance with standard industry practices; and (C) to cause the operator to comply in all material respects as would a reasonable and prudent operator with all applicable material contracts and agreements and all Governmental Requirements and with this Section 5.5.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) subject to and as may be limited by any confidentiality agreements to which such Loan Party or any of its Subsidiaries is a party or by which any such data is bound, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties (including, without limitation, its Oil and Gas Properties) and examine and make abstracts from any of its books and records upon reasonable prior notice and at any reasonable time, prior to the occurrence of a Default or Event of Default, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties and their respective Subsidiaries with officers and employees of the Loan Parties and their respective Subsidiaries and with its independent certified public accountants; provided, however, that upon the request of the Administrative Agent, such Loan Party shall make such reasonable efforts to obtain a release from such confidentiality agreements for the purpose of providing such data to the Administrative Agent and the Lenders.

5.7 Notices. Promptly, and in any event within five Business Days after knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Loan Parties or any of their respective Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party or any of their respective Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Loan Party or any of their respective Subsidiaries in which the amount involved is $500,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the occurrence of any Casualty Event to the Mortgaged Property or the commencement of any action or proceeding for the taking of any material portion of the Mortgaged Property or any part thereof or interest therein under power of eminent domain or by condemnation, nationalization or similar proceeding;

(e) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any material required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(f) [intentionally omitted]

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8 Environmental Laws. Except where failure to do so could not reasonably be expected to have a Material Adverse Effect:

(a) comply in all respects with, and require compliance in all respects at any property owned, leased or operated by the Loan Parties by all tenants, subtenants, lessees, sublessees, operators and contractors, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and require that all tenants, subtenants, lessees, sublessees, operators and contractors obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws with respect to any property owned, leased or operated by the Loan Parties;

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws as a result of a release of or the discovery of Materials of Environmental Concern at concentrations in excess of those allowed by Environmental Laws, and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; and

(c) as soon as available, and in any case within three Business Days prior to the closing of any acquisition of Oil and Gas Properties for which the Borrower reasonably believes that its liability for environmental remediation potentially associated with the ownership and/or operation of all such Oil and Gas Properties (exclusive of usual and customary platform and site maintenance, refurbishment and abandonment obligations) is expected to exceed $500,000, deliver to the Administrative Agent an environmental site assessment report covering such Oil and Gas Properties to be acquired.

5.9 Additional Collateral, Etc.

(a) Grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected, first priority Lien, subject to Liens permitted by Section 6.2, on all personal property (provided, with respect to Vehicles, only to the extent required by the Guaranty and Collateral Agreement and, with respect to personal property with respect to which a central filing is not sufficient to perfect a Lien, only to the extent a first priority Lien is required to be granted in respect of such Mortgaged Property) of the Loan Parties whether owned as of the Original Closing Date or acquired after the Original Closing Date by any Loan Party or any of their respective Subsidiaries. In connection with the foregoing, the Loan Parties shall, from time to time (and, in any event, immediately after the request by the Administrative Agent to do so) (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected, first priority Lien, subject to Liens permitted by Section 6.2, on such property, (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements or other filings or recordations in such jurisdictions as may be requested by the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) With respect to any Real Property (other than Oil and Gas Properties) acquired after the Closing Date by any Loan Party or any of their respective Subsidiaries (other than any such Real Property acquired for an aggregate consideration of less than $1,000,000 or subject to a Lien expressly permitted by Section 6.2(b)), promptly (i) execute and deliver a first priority Mortgage (subject to Liens permitted by Section 6.2) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if applicable, and if required by the Administrative Agent, provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) In connection with the delivery of each Reserve Report (other than the Initial Reserve Report), the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the PV-10 Value of the Mortgaged Properties represents at least 90% of the PV-10 Value of the Proved Reserves evaluated in such Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the PV-10 Value of the Mortgaged Properties does not represent at least 90% of the PV-10 Value of such Proved Reserves, then the Borrower shall, and shall cause the other Loan Parties to, grant to the Administrative Agent as security for the Obligations a perfected, first priority Lien (subject only to the Liens permitted by Section 6.2(b) and to Excepted Liens of the type described in clauses (i) to and including (iv) and (vi) of the definition thereof) on additional Oil and Gas Properties not already subject to the Mortgages such that after giving effect thereto, the Mortgaged Properties will represent at least 90% of the PV-10 Value of the Proved Reserves. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements, or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

5.10 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 5.1(e), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Proved Reserves of the Borrower and its Subsidiaries that were not included in the immediately preceding Reserve Report, such that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, title information reasonably satisfactory to it on at least 90% of the PV-10 Value of the Proved Reserves of the Borrower and its Subsidiaries.

(b) If the Borrower has provided title information for additional Oil and Gas Properties under Section 5.10(a), the Borrower shall, within 60 days after receipt of a notice from the Administrative Agent that material title defects or exceptions exist with respect to such additional Oil and Gas Properties, either (i) cure any such title defects or exceptions raised by such information (including defects or exceptions as to priority) which are not permitted by Section 6.2, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (except for Excepted Liens) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 90% of the PV-10 Value of the Proved Reserves of the Borrower and its Subsidiaries.

(c) If the Borrower fails or is unable to cure any title defect or exception as requested by the Administrative Agent pursuant to Section 5.10(b) within the 60-day period therein provided or the Borrower does not comply with the requirements to provide acceptable title information as required by Section 5.10(a), such failure or inability shall not be a Default or an Event of Default, but instead the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Majority Lenders. To the extent that the Majority Lenders reasonably determine that material title defects or exceptions exist with respect to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not constitute Proved Reserves for purposes of the 90% requirement in Section 5.10(b) and shall not count towards the requirement to maintain the minimum PV-10 Value of Proved Reserves pursuant to Section 5.14.

5.11 Rating of Loans. Use reasonable efforts to obtain from S&P, Moody’s or any other rating agency acceptable to the Majority Lenders, including, without limitation, the payment of customary fees in connection therewith, within 30 days after the Closing Date, a rating of the Borrower’s senior secured long-term debt that is not credit enhanced by any third party.

5.12 Oil and Gas Hedging Contracts. (a) At all times maintain in effect one or more Oil and Gas Hedging Contracts with respect to its Hydrocarbon production with one or more counterparties rated investment grade by Moody’s and S&P, or the equivalent by a rating agency acceptable to the Administrative Agent or with a counterparty otherwise reasonably acceptable to the Administrative Agent. The aggregate notional volumes of Hydrocarbons covered by such Oil and Gas Hedging Contracts shall constitute not less than 25% of the Loan Parties’ aggregate estimated Hydrocarbon production volumes on an mcf equivalent basis (where one barrel of oil is equal to six mcf of gas) for the succeeding six calendar months on a rolling six calendar month basis for such period from Oil and Gas Properties classified as Proved Developed Producing Reserves as of the date of the most recent Reserve Report delivered pursuant to Section 5.1(e) hereof plus the estimated production from anticipated drilling by the Borrower or its Subsidiaries during such succeeding six months. The Borrower shall use such Oil and Gas Hedging Contracts solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s and its Subsidiaries’ oil and gas operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.

(b) In addition to its obligations under clause (a) above, the Borrower shall establish and maintain an additional policy with respect to the hedging of its anticipated production of Proved Developed Producing Reserves (such policy to be approved by the Majority Term Loan Lenders, such approval not to be unreasonably withheld), which policy may be similar to, or more restrictive than the policy specified in clause (a), and the Borrower will use commercially reasonable efforts to endeavor to comply with such policy in all material respects.

5.13 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Loan Parties or any of their Subsidiaries which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Loan Parties or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.14 Maintenance of Reserve Value. (a) Maintain (i) the sum of the (A) cash of the Loan Parties plus (B) the PV-10 Value of their Proved Reserves less (C) an amount equal to 50% of the annual interest expected to be paid on all Subordinate Indebtedness, at an amount not less than (ii)(A) 150% of the aggregate principal amount of the Term Loans plus (B) the aggregate principal amount of the Advances plus (C) the Letter of Credit Usage.

(b) Maintain a ratio of (i) the aggregate principal amount of the Term Loans minus the amount of cash deposited with Administrative Agent at the time of determination pursuant to Section 2.7(d) to (ii) the barrels of oil equivalent of Proved Developed Producing Reserves, as set forth in the most recent Reserve Report, equal to not greater than 4:0 to 1.0. For purposes of this Section 5.14(b), a “barrel of oil equivalent” shall mean (i) with respect to crude oil, condensate or natural gas liquids, a stock tank barrel, or 42 U.S. gallons of liquid volume, the basic unit of measure for measuring crude oil and other liquid hydrocarbons and (ii) with respect to natural gas, six Mcf or natural gas calculated at 60 °F and 14.73 psi.

(c) If the Borrower fails to maintain the required levels of Proved Reserves or of Proved Developed Producing Reserves, as the case may be, as required by Sections 5.14(a) and 5.14(b), such failure shall not constitute a Default or Event of Default, but rather such failure shall require the Borrower to prepay the Term Loans, or in the case of Section 5.14(a), first, the Advances, second, cash collateral in an amount equal to 105% of the then extant Letter of Credit Usage, and third, the Term Loans then outstanding to the extent required to bring the Borrower into compliance with the provisions of this Section 5.14. In the event the Borrower fails to make such prepayment within 30 days after any determination that the Borrower has failed to comply with the covenants set forth in Sections 5.14(a) or (b), then such failure shall constitute an Event of Default.

5.15 Cooperation Regarding Additional Budget. From time to time between November 15 and December 15 of each year, the Borrower and representatives of the Majority Lenders and the Administrative Agent shall meet for the purpose of reviewing the proposed Additional Budget. The adoption and implementation of the Additional Budget for each fiscal year of the Borrower shall be subject to approval by the Majority Lenders (or if Farallon Entities no longer constitute the Majority Lenders, by Lenders holding at least 40% of the Loans then outstanding) and the Administrative Agent which approval shall not be unreasonably withheld.

5.16 Commercial Tort Claims; Organizational ID Number. Immediately upon obtaining any commercial tort claim with a potential value in excess of $100,000, deliver to the Administrative Agent an updated Schedule 3.29 and the other documents required by the Administrative Agent. Immediately upon obtaining an organizational identification number (to the extent any Loan Party has not been issued such number on or prior to the Closing Date), notify the Administrative Agent in writing and deliver to the Administrative Agent an updated Schedule 3.29.

5.17 Immaterial Subsidiary. The Immaterial Subsidiary shall not (i) acquire any assets, (ii) incur any liabilities (whether to an Affiliate or otherwise) other than for franchise taxes, maintenance fees and other de minimus expenses to maintain its organization or (iii) engage in any operation, trade or business.

5.18 Post-Closing Deliveries. The Borrower shall:

(a) within 60 days after the Closing Date, terminate and replace the letter of credit issued for the benefit of Liberty Mutual Insurance Company with an L/C issued in accordance with the terms of Section 2.14;

(b)use commercially reasonable efforts to execute and deliver amendments to each of the Mortgages modifying certain terms thereof, in form and substance reasonably acceptable to the Administrative Agent, and re-file each Mortgage and assignment related thereto in Jasper County, Texas and Beckham County Oklahoma in the appropriate recordation order;

(c) use commercially reasonable efforts to cause Crescent Real Estate Equities Limited Partnership, the landlord of the Borrower’s chief executive office, to execute and deliver a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(d) use commercially reasonable efforts to cause the Loan Parties’ insurance provider to execute and deliver a loss payable endorsement, in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other Obligation is outstanding, hereunder, the Borrower shall not, and shall not permit any of the Loan Parties or their respective Subsidiaries to, directly or indirectly:

6.1 Limitation on Indebtedness. Create, incur, issue, assume, guaranty, or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness among the Loan Parties;

(c) Indebtedness of the Borrower and its Subsidiaries (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.2(b) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.1(d) and any refinancings, refundings, renewals or extensions thereof ((x) without any increase in the principal amount thereof, any shortening of the maturity of any principal amount thereof, or any increase in the interest rate applicable thereto to the extent such increase in the interest rate shall increase or accelerate the amount of cash interest payments payable thereon, (y) without terms or conditions that, taken as a whole, are materially more burdensome or restrictive to the applicable Loan Party and (z) to the extent such Indebtedness was subordinate in right of payment to the Obligations or if the Excepted Liens securing such Indebtedness was subordinated to the Administrative Agent’s Lien, then, in each case, the terms and conditions of such refinancing, refunding, renewal or extension thereof shall include subordination terms and conditions that are at least as favorable to the Lender Group as those applicable to the Indebtedness being refinanced, refunded, renewed or extended);

(e) Indebtedness of the Borrower and its Subsidiaries under any Hedging Agreement permitted under Section 6.14;

(f) endorsements of negotiable instruments for collection in the ordinary course of business;

(g) obligations under gas balancing agreements incurred in the ordinary course of business, on terms which are customary in the oil and gas industry and among owners of the same properties affected to the extent permitted under Section 6.15; and

(h) unearned insurance premiums owed to an issuer of any Loan Party’s insurance policies to the extent such premiums constitute Indebtedness.

6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Excepted Liens;

(b) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or its Subsidiaries; provided, that (i) such Liens secure Indebtedness permitted under Section 6.1(c), (ii) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (iii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iv) the amount of Indebtedness secured by such Liens is not more than 100% of the purchase price; and

(c) Liens created pursuant to the Security Documents.

6.3 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or Dispose of all or substantially all of its Property or business, except that, provided no Default shall have occurred or be continuing:

(a) any Subsidiary of the Borrower that is a Guarantor may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Guarantor (provided that (i) such Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower shall comply with Section 5.9 in connection therewith);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor; and

(c) any Subsidiary that is not a Loan Party or the Immaterial Subsidiary may Dispose of all or substantially all of its Property or business and may merge, consolidate or amalgamate to any Person, provided such transaction complies with the provisions of Section 6.4 and the Net Cash Proceeds of any such transaction are applied as provided in Section 2.7.

6.4 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory (including Hydrocarbons sold as produced) for cash on ordinary trade terms in the ordinary course of business but not the sale of a production payment; provided that no contract for the sale of Hydrocarbons shall obligate the Borrower or any of its Subsidiary to deliver Hydrocarbons at a future date without receiving full payment therefor within 90 days after delivery;

(c) Dispositions permitted by Section 6.3(b);

(d) the sale or issuance by the Borrower of its Capital Stock so long as the provisions of Section 2.7(a) (to the extent applicable thereto) are complied with and the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or to any Guarantor;

(e) the granting of oil and gas mineral leases and the farming out of interests in Oil and Gas Properties that have no Proved Developed Producing Reserves, in either case in the ordinary course of business, on market terms and in arms’ length transactions;

(f) termination of Hedging Agreements;

(g) abandonment of Oil and Gas Properties not capable of producing Hydrocarbons in paying quantities in accordance with and after expiration of their primary terms; provided that the requirements of Section 2.7(b) are complied with in connection therewith;

(h) Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect to any such Person and Dispositions of any Property received from any such Persons in connection with any such workouts, bankruptcy, insolvency or other similar proceedings;

(i) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; provided, that, for the term of this Agreement, the aggregate original amount of all such accounts receivable shall not exceed $1,000,000;

(j) the granting of royalty, overriding royalty and similar interests in Oil and Gas Properties that have no Proved Developed Producing Reserves in the ordinary course of business and on standard industry terms;

(k) any Disposition of any assets in connection with a Recovery Event; provided that the requirements of Section 2.7(b) are complied with in connection therewith; and

(l) the Disposition of other assets and the issuance of any Subsidiary’s or the Borrower’s Capital Stock for which the Loan Parties receive consideration at the time of such Disposition at least equal to the fair market value of such assets and 90% of such consideration is in the form of cash; provided that the requirements of Sections 2.7(a) and 2.7(b) are complied with in connection therewith and the terms and conditions of such Disposition or issuance shall have been approved in writing by the Administrative Agent in its Permitted Discretion; provided, further, that Dispositions of Oil and Gas Properties of the Loan Parties located in the Offshore Waters shall not require any approval of the Administrative Agent.

6.5 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment or distribution on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, conversion into or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock or make or offer to make any optional or voluntary payments, prepayment, repurchase or redemption, otherwise voluntarily or optionally defease, or make any other payment on account of, any Subordinate Indebtedness (collectively, “Restricted Payments”), except that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary;

(b) the Borrower may repurchase, repay, defease, redeem or otherwise acquire or retire any Capital Stock with the contemporaneous issuance of the Capital Stock of the Borrower so long as the Capital Stock so issued is not Disqualified Stock;

(c) with the prior approval of the Administrative Agent and the Majority Lenders, the Borrower may repurchase its Capital Stock upon the termination of employment of any officer or employee of the Borrower or any Subsidiary or upon the termination of the services of any Director to the extent that the aggregate purchase price paid by the Borrower for all such repurchases since the Original Closing Date shall not exceed $500,000;

(d) the Borrower may (i) exchange Capital Stock of the Borrower (other than Disqualified Stock) for the 10-7/8% Notes to the extent that the consideration in respect of such exchange shall not include any cash or Cash Equivalents, (ii) refinance or refund the 10-7/8% Notes to the extent permitted by Section 6.1(d), (iii) use the proceeds of the Loans made by the Term Loan Lenders pursuant to Section 2.1(b)(ii) to repurchase or redeem the 10-7/8% Notes to the extent permitted by Section 2.7(a) and (iv) use the Net Cash Proceeds received from an issuance of its Capital Stock (other than Disqualified Stock) to repurchase or redeem the 10-7/8% Notes to the extent it is permitted by Section 2.7(a); and

(e) the Borrower may make scheduled interest payments to the holders of the 10-7/8% Notes in accordance with the terms of the Indenture Documents as in effect on the date hereof and to the holders of any Indebtedness incurred to the extent permitted pursuant to Section 6.5(d)(ii), in each case solely to the extent permitted under Article 14 of the Indenture as in effect on the date hereof.

6.6 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditures, except for Capital Expenditures of the Borrower and its Subsidiaries made in the ordinary course of business and which (a) in the aggregate for the fiscal year ending December 31, 2003, do not exceed the sum of $35,000,000 plus the Dedicated Free Cash; provided, that expenditures for exploration, including, without limitation, expenditures for exploratory geological and geophysical data and exploratory drilling, during such fiscal year shall not exceed $15,000,000 in the aggregate, (b) in the aggregate for the fiscal year ending December 31, 2004, do not exceed the amount for Capital Expenditures provided for in the Additional Budget for such fiscal year which has been approved by the Majority Lenders pursuant to Section 5.15 or (c) are financed out of Initial Equity Issuance Excess Proceeds in accordance with provisions of Section 2.7(a) or out of the proceeds of Asset Sales in accordance with the provisions of Section 2.7(b). Notwithstanding any provisions hereof to the contrary, any amounts permitted to be expended for Capital Expenditures during the fiscal year ending December 31, 2003, but which are not spent during such fiscal year may be carried forward and expended during the fiscal year ending December 31, 2004. For fiscal years 2005 and thereafter, the Borrower and its Subsidiaries shall not make or commit to make for such fiscal year Capital Expenditures in excess of the amounts set forth in each applicable Additional Budget acceptable to the Administrative Agent and the Majority Lenders pursuant to Section 5.15.

6.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to any other Person, or purchase, repurchase, exchange or optionally redeem any Capital Stock, bonds, notes, debentures or other debt securities of any Person (other than a Loan Party), or acquire any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) [Intentionally Omitted]

(b) Investments in Cash Equivalents to the extent such Investments are subject to a Control Agreement, as the Administrative Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Administrative Agent’s Lien on such Investments;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.1(b);

(d) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.7(c)) between and among the Loan Parties;

(e) Hedging Agreements permitted by Section 6.14;

(f) Investments received by the Borrower or any Subsidiary in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners, other industry partners or any other Person; and

(g) Investments made in the ordinary course of, and of a nature that is customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including, without limitation, (x) the entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, gathering, treating or processing system construction and operation agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith, and (y) the extension of trade credit and advances to third parties pursuant to any such agreement or arrangements described in clause (x) above; provided that for purposes of this clause (g), an investment in Capital Stock, partnership or joint venture interests (other than interests arising from farm-outs, farm-ins or other similar operating agreements entered into in the ordinary course of the Oil and Gas Business), limited liability company interests or other similar equity interests in a Person shall not be permitted hereunder; provided, further, that the requirements of Sections 5.9 and 6.6 are complied with in connection therewith; provided, further, that the Loan Parties shall not make any additional Investments in Oil and Gas Properties located in the Offshore Waters unless (i) such Investments are directly related to its Oil and Gas Business that is being conducted on the Closing Date, (ii) such Investments (including, without limitation, a farm-in agreement to the extent otherwise permitted under this clause (g)) are in Oil and Gas Properties under (x) a lease to which a Loan Party has an interest on the Closing Date, or (y) a lease which is associated with development of a prospect or producing property located on a lease that a Loan Party has an interest on the Closing Date or (z) such Investments do not require the payment of cash or Cash Equivalents by any Loan Party, and (iii) such Investments constitute Capital Expenditures which do not for any fiscal year of the Borrower exceed $7,000,000 in the aggregate.

Notwithstanding the foregoing or any other provisions of the Loan Documents, the Borrower shall not, and shall not permit any of the Loan Parties or their respective Subsidiaries to, directly or indirectly, acquire, form or organize any Subsidiary after the Closing Date except in compliance with Section 6.16.

6.8 Limitation and Modifications of Organizational Documents. Amend the certificate of incorporation or bylaws, or other organizational documents or any material Contractual Obligations, including, without limitation, the Indenture Documents, of any Loan Party, in any manner adverse to the Lenders.

6.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) determined to be upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate by a majority of the Board of Directors of the Borrower having no interest in such transaction or, in the event such transaction involves a total consideration in excess of $5,000,000, by a investment bank of national standing and acceptable to the Majority Lenders and the Administrative Agent; provided however, that the foregoing restriction will not apply to (1) the payment of reasonable and customary fees to directors of the Borrower or any of its Subsidiaries who are not employees of the Borrower or any of its Affiliates, (2) the Borrower’s employee compensation and other benefit arrangements entered into in the ordinary course of business, (3) indemnities of officers and directors of the Borrower or any of its Subsidiaries consistent with such Person’s organizational documents and applicable statutory provisions or (4) to the extent permitted by law, expense and other similar advances in the ordinary course of business to employees; provided that the aggregate amount of such advances outstanding at any time shall not exceed $1,000,000.

6.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party or any of their respective Subsidiaries, of real or personal property which has been or is to be sold or transferred by such Loan Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party or such Subsidiary.

6.11 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party or any of their respective Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of their Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, their obligations under the Guaranty and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) in the case of the Borrower and its Subsidiaries any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.12 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party or any of its Subsidiaries, (b) make Investments in any Loan Party or any of its Subsidiaries or (c) transfer any of its assets to any Loan Party or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, and (ii) any restrictions with respect to any such Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, to the extent such Disposition is expressly permitted by this Agreement.

6.13 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the Oil and Gas Business.

6.14 Limitation on Hedging Agreements. Enter into any Hedging Agreement other than (i) as required under Section 5.12 or (ii) in the case of Rate Management Agreements, Hedging Agreements that protect against fluctuations in interest rates, so long as the aggregate notional amount of all such Rate Management Agreements shall not exceed $12,500,000, and, in each case such Hedging Agreements shall not be for speculative purposes but shall protect against changes in interest rates, exchange rates and/or commodity prices.

6.15 Gas Imbalances, Take-or-Pay or Other Prepayments. Allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties that would require the delivery of Hydrocarbons produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor to exceed, during the immediately previous 12-month period, 2.0% in the aggregate on a net basis of the Proved Developed Producing Reserves attributable to natural gas set forth in the latest Reserve Report.

6.16 Future Subsidiaries. Acquire or create another Subsidiary unless such Subsidiary shall unconditionally guarantee all of the Obligations of the Loan Parties pursuant to the Guaranty and Collateral Agreement, and grant a perfected, first priority Lien on all of its Property (subject to Liens permitted by Section 6.2).

6.17 [Intentionally Omitted]

6.18 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining its fiscal year.

6.19 Minimum Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower, as of the last day of any fiscal quarter for the period of two fiscal quarters then ending, to be less than $17,500,000.

6.20 Leverage Ratio. Permit the Leverage Ratio as at the last day of any fiscal quarter hereafter commencing with the fiscal quarter ending June 30, 2003 to exceed 2.75 to 1.

6.21 Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of each period set forth below to be less than the ratio set forth opposite thereto:

Period	Ratio
the fiscal quarter then ended on March 31, 2003	1.00:1.00
the two fiscal quarters then ended on June 30, 2003	1.00:1.00
the three fiscal quarters then ended on September 30, 2003	1.00:1.00
the four fiscal quarters then ended on December 31, 2003	1.00:1.00
the five fiscal quarters then ended on March 31, 2004	1.00:1.00
the six fiscal quarters then ended on June 30, 2004	1.00:1.00
the seven fiscal quarters then ended on September 30, 2004	1.00:1.00
the eight fiscal quarters then ended on December 31, 2004	1.00:1.00
the four fiscal quarters then ended on March 31, 2005 and the four fiscal quarters ended on each fiscal quarter thereafter	1.25:1.00

6.22 Change Name. Change any Loan Party’s name, organizational identification number, state of incorporation, FEIN, corporate structure, or identity, or add any new fictitious name; provided, however, that any Loan Party may change its name upon at least 30 days’ prior written notice to the Administrative Agent of such change and so long as, at the time of such written notification, such Loan Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Administrative Agent’s Liens.

6.23 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person (other than another Loan Party) except by endorsement of instruments or items of payment for deposit to the account of any Loan Party or which are transmitted or turned over to the Administrative Agent.

6.24 Forward Sales. Except in the ordinary course of its Oil and Gas Business, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which any Loan Party, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

6.25 Suspension. Suspend or go out of a substantial portion of its business.

6.26 Change in Location of Chief Executive Office; Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days’ prior written notification thereof to Agent and so long as, at the time of such written notification, each Loan Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Administrative Agent’s Liens and also provides to the Administrative Agent a collateral access agreement with respect to such new location. No equipment of the Loan Parties shall at any time now or hereafter be stored with a bailee, warehouseman, or similar party without the Administrative Agent’s prior written consent, other than equipment located on an Oil and Gas Property of a Loan Party and other equipment the aggregate book value of which is less than $500,000.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other Obligation, and in the case of interest or other amounts payable on the Term Loans, within five days after any such interest or other amount becomes due in accordance to the Term Loan Lenders with the terms hereof or thereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in this Agreement or any other Loan Document (other than as provided in paragraph (d) below); or

(d) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.3, 5.4(d) and 5.6, and such default shall continue unremedied for a period of 15 days; or

(e) Any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000; or

(f) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above (any of the foregoing, a “Bankruptcy Event”); or

(g) Any Person shall engage in (i) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of

ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against any Loan Party or any of their respective Subsidiaries involving, for the Loan Parties taken as a whole, a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $3,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Any of the Loan Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party or any Governmental Authority having jurisdiction over any Loan Party shall so assert, or any Loan Party shall deny that it has any liability or obligation purported to be created under any Loan Document, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) The guarantee contained in Section 2 of the Guaranty and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party or any Governmental Authority having jurisdiction over any Loan Party shall so assert; or

(k) Any Change of Control shall occur; or

(l) The Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

(m) A notice of Lien, levy, or assessment is filed of record with respect to any of the Borrower’s or any of its Subsidiaries’ assets by any Governmental Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of the Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent; or

(n) A material portion of the Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person; or

(o) There is a default under any material Contractual Obligations to which the Borrower or any of its Subsidiaries is a party and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Borrower’s or its Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein; or

(p) If the Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness; or

(q) If there is a loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries and such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, subject to the limitations set forth in Section 2.3(a), (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 8. THE AGENTS

8.1 Appointment and Authorization of Agents. Each Lender hereby designates and appoints the Agents as their representatives under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Agent agrees to act as such on the express conditions contained in this Section 8. Except as otherwise specifically provided in Sections 8.12 and 8.17, the provisions of this Section 8 are solely for the benefit of the Agents, and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that the Agents are merely the representatives of the Lenders, and only have the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, each Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that such Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Administrative Agent, the Lenders agree that the Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Loans on behalf of the Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as the Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as the Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. The Administrative Agent and each Lender have executed a side letter on the Closing Date pursuant to which the Administrative Agent and each Lender have agreed, among other things, to certain arrangements relative to matters requiring the approval of the Lenders. The rights and duties of the Administrative Agent and each Administrative Agent and the Lender with respect to such matters are subject to such side letter.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

8.3 Exculpatory Provisions. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books or records or properties of the Borrower or the books or records or properties of any of the Borrower’s Subsidiaries or Affiliates.

8.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or counsel to any Lender), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If such Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

8.5 Notice of Default or Event of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to any such Agent for the account of the Lenders, except with respect to Defaults and Events of Default of which any such Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Such Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and the Agents of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 8.4, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 7; provided, however, that unless and until an Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

8.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

8.7 Costs and Expenses; Indemnification. The Administrative Agent may incur and pay Lender Group Expenses to the extent the Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Borrower is obligated to reimburse such Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. The Administrative Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by the Administrative Agent to reimburse the Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event the Administrative Agent is not reimbursed for such costs and expenses from Collections received by the Administrative Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse the Administrative Agent for the amount of such Lender’s pro rata share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), according to their pro rata shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

8.8 Agents in Individual Capacity. The Agents and each of their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, lending, trust, financial advisory, underwriting, or other business with the Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Agents were not Agents hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, the Agents or their respective Affiliates may receive information regarding the Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver each Agent will use its reasonable best efforts to obtain), such Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Farallon Energy Lending, L.L.C. in its individual capacity.

8.9 Successor Administrative Agent.

(a) The Administrative Agent may resign as Administrative Agent upon 45 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Lenders shall appoint a successor Administrative Agent for the Lenders. If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders, a successor Administrative Agent. If Administrative Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Majority Lenders may agree in writing to remove and replace the Administrative Agent with a successor Administrative Agent from among the Lenders.

(b) After all of the Revolving Loan Obligations have been paid in full, all Letters of Credit have either been terminated or cash collateralized and the Revolver Commitments have been terminated, Foothill agrees to resign and, immediately upon such resignation, the Term Loan Lenders (or their designee) shall automatically and without further action be appointed the successor Administrative Agent.

(c) Nothing contained in this Section 8.9 shall be construed to limit or eliminate the Administrative Agent’s right to resign as an Administrative Agent in accordance with this Section 8.9. In any such event, upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers, and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 45 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided for above.

8.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding the Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of any Agent.

8.11 Withholding Taxes.

(a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of the Administrative Agent and the Borrower, to deliver to the Administrative Agent and the Borrower:

(i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of such Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by the Administrative Agent or the Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by the Administrative Agent or the Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by the Administrative Agent or the Borrower; and

(iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify the Administrative Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by this Section 8.11(a) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold the Administrative Agent harmless for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 8.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this Section 8.11(d) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

(e) All payments made by the Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, including any amount paid pursuant to this Section 8.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 8.11, or (ii) if the increase in such amount payable results from the Administrative Agent’s or such Lender’s own willful misconduct or gross negligence. The Borrower will furnish to the Administrative Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.

8.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any of its Liens on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower certifies to the Administrative Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which the Borrower owned no interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to the Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, the Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or a material portion of the Collateral, all of the Lenders and the Administrative Agent or (z) otherwise, the Required Lenders and the Administrative Agent. Upon request by the Administrative Agent or the Borrower at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 8.12; provided, however, that (1) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. To the maximum extent permitted by law, the Lenders waive any right to assert that any release, sale, transfer or other disposition of any Collateral by any Agent was not made on commercially reasonable terms.

(b) No Agent shall have any obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Borrower or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, absent the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

8.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express consent of the Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Administrative Agent, set off against the Obligations, any amounts owing by such Lender to the Borrower or any deposit accounts of the Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s pro rata share portion of all such distributions by the Administrative Agent, such Lender promptly shall (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

8.14 Agency for Perfection. The Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

8.15 Payments by the Administrative Agent to the Lenders. All payments to be made by the Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent. Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

8.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs the Administrative Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by the Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by the Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

8.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports;

(b) expressly agrees and acknowledges that the Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and will rely significantly upon the books and records of the Borrower, as well as on representations of the Borrower’s personnel;

(d) agrees, for the benefit of the Lender Group and, notwithstanding Section 8.1, the Loan Parties, to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by the Borrower that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify the Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by the Borrower to the Administrative Agent that has not been contemporaneously provided by the Borrower to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Borrower, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the Borrower, the Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that the Administrative Agent renders to the Borrower a statement regarding the Register, the Administrative Agent shall send a copy of such statement to each Lender.

8.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of the Agents in their capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Lenders to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 8.7, no member of the Lender Group shall have any liability for the acts or any other Lender. No Agent or Lender shall be responsible to the Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

8.19 The Arranger; the Syndication Agent. Neither the Arranger nor the Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, and shall incur any liability, under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Majority Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Majority Lenders) the Agents and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(a) (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, (ii) reduce the stated rate of any interest or fee payable hereunder, (iii) extend the scheduled date of any payment thereof, (iv) increase the Total Commitment or amend the definitions of the terms “Revolver Commitment”, “Initial Commitment”, or “Additional Commitment” which results in an increase in any such amount, or (v) extend the expiration date of any Commitment of any Lender, in each case without the written consent of each Lender directly affected thereby,

(b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, including, without limitation, amending the definitions of the terms “Majority Lenders”, “Pro Rata Share”, “Required Lenders” or “Required Term Loan Lenders” without the written consent of each Lender directly affected thereby,

(c) amend, modify or waive any provision of this Section 9.1, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty and Collateral Agreement, in each case without the written consent of all Lenders,

(d) amend, modify or waive any provision of Sections 5.14(a), 5.14(b), 6.19, 6.20 and 6.21 without the written consent of the Required Lenders,

(e) amend, modify or waive any provision of Section 8 without the written consent of any Agent directly affected thereby,

(f) amend, modify or waive any provision of Section 2.9 without the written consent of each Lender directly affected thereby, or

(g) amend, notify or waive any provision of Section 5.14(c) without the written consent of all of the Term Loan Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 9.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

The Administrative Agent and the Lenders have executed an agreement among lenders on the Closing Date pursuant to which the Administrative Agent and the Lenders have agreed, among other things, to certain voting arrangements relative to matters requiring the approval of the Lenders. The rights and duties of the Administrative Agent and the Lenders with respect to such matters, are subject to such agreement.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) to the Borrower at the address set forth below, (b) in the case of the Agents, to the Administrative Agent and the Arranger at the respective addresses set forth below, (c) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (d) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 Attention: Robert L. Cavnar Telecopy: (713) 495-3103

with a copy to:	Porter & Hedges, L.L.P. 700 Louisiana, Suite 3500 Houston, Texas 77002 Attention: William W. Wiggins, Jr. Robert G. Reedy Telecopy: (713) 228-1331

The Administrative Agent:	Wells Fargo Foothill, Inc. 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attention: Business Finance Division Manager Telecopy: (310) 478-9788

with a copy to:	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Lawrence S. Goldberg Telecopy: (212) 593-5955

The Arranger:	Farallon Capital Management, LLC One Maritime Plaza, Suite 1325 San Francisco, California 94115 Attn: Derek Schrier Facsimile: (415) 421-2133

with a copy to:	Weil, Gotshal & Manges LLP 700 Louisiana, Suite 1600 Houston, Texas 77002 Attention: Steven D. Rubin Telecopy: (713) 224-9511

provided that any notice, given pursuant to Section 2 to any Agent or any Lender shall not be effective until received.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents and the Lenders for all its reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Loan Facility (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the Lenders and any Lender Group Expenses, (b) to pay or reimburse each Lender and the Agents for all their out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective Affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against them hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Loan Facility. Without limiting the foregoing, and to the extent permitted by applicable law, the Loan Parties agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Chief Financial Officer of the Borrower (Telephone No. 713-495-3000) (Fax No. 713-495-3103), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, with the consent of the Administrative Agent and the Borrower, which consent will not be unreasonably withheld (provided that no consent from the Administrative Agent or the Borrower shall be required at any time after the occurrence of a Bankruptcy Event), in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that, without the prior written consent of the Borrower and the Administrative Agent, (i) each such sale shall include an aggregate principal amount of not less than $1,000,000 and (ii) no sale shall result in a Lender holding less than $1,000,000 in aggregate principal amount of the Loans (other than in the case of a sale of all of a Lender’s interests under this Agreement). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such

Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent and the Borrower, which consent, in each case, shall not be unreasonably withheld or delayed (provided that (i) no such consent need be obtained by any Farallon Entity for a period of 180 days following the Original Closing Date and (ii) no consent from the Borrower or Administrative Agent shall be required at any time after the occurrence of a Bankruptcy Event), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit J (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Agents is required pursuant to the foregoing provisions, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, without the prior written consent of the Borrower and the Administrative Agent, (i) each such assignment to an Assignee (other than any Lender or any Affiliate thereof) shall include an assignment of not less than $1,000,000 in aggregate principal amount and (ii) no such assignment shall result in an Assignor holding less than $1,000,000 in aggregate principal amount of the Loans (other than in the case of an assignment of all of a Lender’s interests under this Agreement). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.10, 2.11 and 9.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section 9.6, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the

Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall furnish the Borrower a copy of the Register and the notice information for each Lender, as requested by the Borrower from time to time.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Farallon Entity or (z) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Notes of the assigning Lender) a new Note or Notes to the order of such Assignee in an amount equal to the applicable Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained any Loans, as the case may be, upon request, new Notes to the order of the Assignor in an amount equal to the Loans retained by it hereunder. Such new Note or Notes, with respect to the Term Loans, shall be dated the Original Closing Date, and, with respect to the Advances, shall be dated the Closing Date, and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

9.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.

9.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any Affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14 or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.14), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.14, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. The foregoing notwithstanding, the obligations of confidentiality contained herein (the “Confidentiality Obligations”), as they relate to the financing transaction contemplated herein, shall not apply to the “tax structure” or “tax treatment” of the such financing (as these terms are used in Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations (the “Confidentiality Regulation”) promulgated under Section 6011 of the Code); and the Borrower, any Agent or

Lender (and any of their respective Representatives) may disclose to any and all persons, without limitation of any kind, the “tax structure” and “tax treatment” of the financing transaction contemplated herein (as these terms are defined in the Confidentiality Regulation). In addition, the Borrower, each Agent an the Lenders acknowledges that that none of them has a proprietary or exclusive right to any tax matter or tax idea related to the proposed financing transaction.

9.15 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property not prohibited by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders or the Required Lenders, as the case may be, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18 Effect of Amendment and Restatement of the Existing Credit Agreement. On the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date; (b) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement; and (c) the Liens and security interests as granted under the Security Documents securing payment of such “Obligations” are in all respect continuing and in full force and effect and secure the payment of the Obligations (as defined in this Agreement).

9.19 Usury Savings Clause. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.19 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.19. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MISSION RESOURCES CORPORATION, as Borrower

By:	/s/ Richard W. Piacenti
Name: Richard W. Piacenti
Title: Executive Vice President and Chief Financial Officer

FARALLON ENERGY LENDING, L.L.C., as Arranger and as a Lender

By:	/s/ David Cohen
Name: David Cohen
Title: Managing Member

WELLS FARGO FOOTHILL, INC., as Administrative Agent and as a Lender

By:	/s/ Joshua W. Easterly
Name: Johua W. Easterly
Title: Vice President

ABLECO FINANCE LLC, as a Lender, for itself and on behalf of its affiliate assignees

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Vice President

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., as a Lender

By:	Highbridge/Zwirn Capital Management, LLC

By:	/s/ Daniel B. Zwirn
Name: Daniel B. Zwirn
Title: Managing Principal

ARES LEVERAGED INVESTMENT FUND II, L.P., as a Lender

By:	ARES Management II, L.P., its general partner

By:	/s/ Seth J. Brufsky
Name: Seth J. Brufsky
Title: Vice President

TRS THEBE LLC, as Lender

By:	/s/ Deborah O’Keeffe
Name: Deborah O’Keeffe
Title: Vice President

JEFFERIES & COMPANY, INC., as Syndication Agent

By:	/s/ Eric R. Macy
Name: Eric R. Macy
Title: Executive Vice President

SCHEDULE 1.1

Lender	Initial Commitments	Additional Commitments	Revolver Commitments	Total Commitments

FARALLON ENERGY FUNDING, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, CA 94111	$49,444,444	$6,180,556	0	$55,625,000

WELLS FARGO FOOTHILL, INC. 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404	0	0	$12,500,000	12,500,000

ABLECO FINANCE LLC 450 Park Avenue, 28th Floor New York, New York 10022 Attention: Kevin Genda and Tim Fording Telephone: (212) 891-2147 Telecopier: (212) 909-1421	10,000,000	1,250,000	0	11,250,000

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P. 9 West 57th Street, 27th Floor New York, New York 10019 Attention: Bob Racusin, Chris Edele or David Zalta Telephone: 212-287-4910 Telecopier: 212-755-3897	5,000,000	625,000	0	5,625,000

TRS THEBE LLC C/O DB Services New Jersey, Inc. Attention: Marco Ruggiero Telephone: 201-593-2243 Telecopier: 201-593-2310 Ref: TRS Thebe LLC/Mission Resources	6,666,667	833,333	0	7,500,000

Silver Point Capital 600 Steamboat Road Greenwich, Connecticut 06830 Attention: Jeffrey A. Gelfand Telephone: 203-618-2664 Telecopier: 203-618-2669 Ref: TRS Thebe LLC/Mission Resources

ARES LEVERAGED INVESTMENT II, L.P. 1999 Avenue of the Stars, Suite 1900 Los Angeles, California 90067 Attention: Hardy W. Moat Telephone: 310-201-4188 Telecopier: 310-201-4192	8,888,889	1,111,111	0	$10,000,000

TOTALS	$80,000,000	$10,000,000	$12,500,000	$102,500,000